  As filed with the Securities and Exchange Commission on September 20, 1996

                                                       Registration No. 33-65355


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          ---------------------------

                      PRE-EFFECTIVE AMENDMENT NO. 1   [X]

                                   FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      ----------------------------------
NEW YORK                                                                    6311
(STATE OR OTHER JURISDICTION                        (PRIMARY STANDARD INDUSTRIAL
OF INCORPORATION OR ORGANIZATION)                    CLASSIFICATION CODE NUMBER)

                                  36-2608394
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                        ------------------------------

                                 P.O. BOX 9075
                       FARMINGVILLE, NEW YORK 11738-9075
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)
                         -----------------------------

                          MICHAEL J. VELOTTA, ESQUIRE
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                               3100 SANDERS ROAD
                          NORTHBROOK, ILLINOIS 60062
                                 847/402-2400
               (NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE)
                        ------------------------------

COPIES TO:

STEPHEN E. ROTH, ESQUIRE                                JOHN R. HEDRICK, ESQUIRE
SUTHERLAND, ASBILL AND BRENNAN            ALLSTATE LIFE FINANCIAL SERVICES, INC.
1275 PENNSYLVANIA AVENUE                                       3100 SANDERS ROAD
WASHINGTON, D.C. 20004-2404                          NORTHBROOK, ILLINOIS  60062


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The Annuity Contract covered by this registration statement is to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]


                        CALCULATION OF REGISTRATION FEE


                                             PROPOSED   PROPOSED
        TITLE OF EACH                        MAXIMUM    MAXIMUM     AMOUNT
        CLASS OF                AMOUNT       OFFERING   AGGREGATE   OF
        SECURITIES              TO BE        PRICE      OFFERING    REGISTRATION
        TO BE REGISTERED        REGISTERED   PER UNIT   PRICE       FEE

Deferred Annuity Contracts
 and Participating Interests
 therein                        $5,000,000       *         *         $1,724.14


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                 CROSS REFERENCE SHEET

                    PURSUANT TO REGULATION S-K, ITEM 501(B)

FORM S-1 ITEM NUMBER AND CAPTION                                                          HEADING IN PROSPECTUS
- --------------------------------                                                          ---------------------
 1.  Forepart of the Registration Statement and Out-
     side Front Cover Page of Prospectus.............................................. Outside Front Cover Page

 2.  Inside Front and Outside Back Cover Pages of
     Prospectus............................................................................. Inside Front Cover

 3.  Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges...................................... Inside Front Cover; Accumulation Units;
                                                                                        Accumulation Unit Value

 4.  Use of Proceeds............................................................................... Investments

 5.  Determination of Offering Price............................................................ Not Applicable

 6.  Dilution................................................................................... Not Applicable

 7.  Selling Security Holders................................................................... Not Applicable

 8.  Plan of Distribution....................................... Purchase of the Contracts; Distribution of the
                                                                                                      Contracts

 9.  Description of Securities to be Registered..................................... Purchase of the Contracts;
                                                                                   Benefits under the Contract;
                                                             Charges and other Deductions; Federal Tax Matters;
                                                                               Taxation of Annuities in General

10.  Interests of Named Experts and Counsel..................................................... Not Applicable

11.  Information with Respect to the Registrant.................... Allstate Life Insurance Company of New York
                                                             and the Variable Account; Selected Financial Data;
                                                                                        Competition; Employees;
                                                                      Properties; State and Federal Regulation;
                                                               Executive Officers and Directors of the Company;
                                                                      Executive Compensation; Legal Proceedings

12.  Disclosure of Commission Position on Indemni-
     fication for Securities Act Liabilities.................................................... Not Applicable

                 ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

                                  OFFERED BY
                        ALLSTATE LIFE INSURANCE COMPANY
                                  OF NEW YORK
                             POST OFFICE BOX 9075
                       FARMINGVILLE, NEW YORK 11738-9075
                               1-(800) 692-4682

                      FLEXIBLE PREMIUM DEFERRED VARIABLE
                               ANNUITY CONTRACTS
                               ---------------

  This prospectus describes the AIM Lifetime Plus Variable Annuity, a group Flexible Premium Deferred Variable Annuity Certificate (hereinafter referred to as "Contract") designed to aid you in long-term financial planning and which can be used for retirement planning. The Contracts are issued by Allstate Life Insurance Company of New York ("Company"), a wholly owned indirect subsidiary of Allstate Insurance Company. The Contracts are issued as group Contracts. A certificate is issued that summarizes the provisions of the group Contract. For convenience, this prospectus refers to both Contracts and certificates as "Contracts." Purchase payments for the Contracts will be allocated to a series of Variable Sub-accounts of the Allstate Life of New York Separate Account A ("Variable Account") and/or to a Fixed Account option(s) funded through the Company's general account.

  The Variable Sub-accounts invest in shares of AIM Variable Insurance Funds, Inc. (the "Fund Series"). Nine Funds are currently available for investment within the Variable Account: (1) AIM V.I. Capital Appreciation Fund; (2) AIM V.I. Diversified Income Fund; (3) AIM V.I. Global Utilities Fund; (4) AIM V.I. Government Securities Fund; (5) AIM V.I. Growth Fund; (6) AIM V.I. Growth and Income Fund; (7) AIM V.I. International Equity Fund; (8) AIM V.I. Money Market Fund; and (9) AIM V.I. Value Fund.

  This prospectus presents information you should know before making a decision to invest in the Contract and the available Investment Alternatives.

  THE CONTRACTS MAY BE DISTRIBUTED THROUGH BROKER-DEALERS WHICH HAVE RELATIONSHIPS WITH BANKS OR OTHER FINANCIAL INSTITUTIONS OR BY EMPLOYEES OF SUCH BANKS; HOWEVER, THE CONTRACTS AND THE INVESTMENTS IN THE FUNDS ARE NOT DEPOSITS, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY ANY BANK, AND THE FUNDS' SHARES ARE NOT FEDERALLY INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. INVESTMENT IN THE CONTRACTS INVOLVES INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL. THESE CONTRACTS ARE NOT FDIC INSURED.

  The Company has prepared and filed a Statement of Additional Information
dated October   , 1996 with the U.S. Securities and Exchange Commission. If you wish to receive the Statement of Additional Information, you may obtain a free copy by calling or writing the Company at the address above. For your convenience, an order form for the Statement of Additional Information may be found on page B-2 of this prospectus. Before ordering, you may wish to review the Table of Contents of the Statement of Additional Information on page B-1 of this prospectus. The Statement of Additional Information has been incorporated by reference into this prospectus.

  THIS PROSPECTUS IS VALID ONLY WHEN ACCOMPANIED OR PRECEDED BY A CURRENT PROSPECTUS FOR AIM VARIABLE INSURANCE FUNDS, INC.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  PLEASE READ THIS PROSPECTUS CAREFULLY AND RETAIN IT FOR FUTURE REFERENCE

           The Contract is only available in the State of New York.

  At least once each Contract year, the Company will send the Owner an annual statement that contains certain information pertinent to the individual Owner's Contract. The annual statement details values and specific Contract data that applies to each particular Contract. The annual statement does not contain financial statements of the Company, although the Company's financial statements are on page F-1 of this prospectus. The Company, however, is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports and other information filed by the Company can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available by personal computer from the SEC's EDGAR database on the World Wide Web at http://www.sec./gov/edgarhp.htm or through the SEC's web site at http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

                                                                            PAGE
                                                                            ----
GLOSSARY...................................................................   3
HIGHLIGHTS.................................................................   4
SUMMARY OF VARIABLE ACCOUNT EXPENSES.......................................   5
CONDENSED FINANCIAL INFORMATION............................................   6
YIELD AND TOTAL RETURN DISCLOSURE..........................................   6
FINANCIAL STATEMENTS.......................................................   7
ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK AND THE VARIABLE ACCOUNT.......   7
 Allstate Life Insurance Company of New York...............................   7
 The Variable Account......................................................   7
THE FUND SERIES............................................................   8
 AIM Variable Insurance Funds, Inc.........................................   8
 Investment Advisor for the Funds..........................................   8
FIXED ACCOUNT..............................................................   9
 Example of Interest Crediting During the Guarantee Period.................   9
 Withdrawals or Transfers..................................................  10
 Market Value Adjustment...................................................  10
PURCHASE OF THE CONTRACTS..................................................  10
 Purchase Payment Limits...................................................  10
 Free-Look Period..........................................................  11
 Crediting of Initial Purchase Payment.....................................  11
 Allocation of Purchase Payments...........................................  11
 Accumulation Units........................................................  11
 Accumulation Unit Value...................................................  11
 Transfers Among Investment Alternatives...................................  11
 Dollar Cost Averaging.....................................................  12
 Automatic Fund Rebalancing................................................  12
BENEFITS UNDER THE CONTRACT................................................  12
 Withdrawals...............................................................  12
 Income Payments...........................................................  13
  Payout Start Date for Income Payments....................................  13
  Variable Account Income Payments.........................................  13
  Fixed Amount Income Payments.............................................  13
  Income Plans.............................................................  13
DEATH BENEFITS.............................................................  14
 Distribution Upon Death Payment Provisions................................  14
 Death Benefit Amount......................................................  14
CHARGES AND OTHER DEDUCTIONS...............................................  15
 Deductions from Purchase Payments.........................................  15
 Withdrawal Charge (Contingent Deferred Sales Charge)......................  15
 Contract Maintenance Charge...............................................  15
 Administrative Expense Charge.............................................  16

                                                                            PAGE
                                                                            ----
 Mortality and Expense Risk Charge.........................................  16
 Taxes.....................................................................  16
 Transfer Charges..........................................................  16
 Fund Expenses.............................................................  16
GENERAL MATTERS............................................................  16
 Owner.....................................................................  16
 Beneficiary...............................................................  16
 Assignments...............................................................  17
 Delay of Payments.........................................................  17
 Modification..............................................................  17
 Customer Inquiries........................................................  17
FEDERAL TAX MATTERS........................................................  17
 Introduction..............................................................  17
 Taxation of Annuities in General..........................................  17
  Tax Deferral.............................................................  17
  Non-natural Owners.......................................................  17
  Diversification Requirements.............................................  18
  Ownership Treatment......................................................  18
  Taxation of Partial and Full Withdrawals.................................  18
  Taxation of Annuity Payments.............................................  18
  Taxation of Annuity Death Benefits.......................................  19
  Penalty Tax on Premature Distributions...................................  19
  Aggregation of Annuity Contracts.........................................  19
  Tax Qualified Contracts..................................................  19
  Restrictions Under Section 403(b) Plans..................................  19
  Income Tax Withholding...................................................  19
DISTRIBUTION OF THE CONTRACTS..............................................  19
VOTING RIGHTS..............................................................  20
SELECTED FINANCIAL DATA....................................................  20
COMPETITION................................................................  27
EMPLOYEES..................................................................  27
PROPERTIES.................................................................  27
STATE AND FEDERAL REGULATION...............................................  27
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY............................  27
EXECUTIVE COMPENSATION.....................................................  29
LEGAL PROCEEDINGS..........................................................  30
EXPERTS....................................................................  30
LEGAL MATTERS..............................................................  30
FINANCIAL STATEMENTS....................................................... F-1
APPENDIX A--Market Value Adjustment........................................ A-1
STATEMENT OF ADDITIONAL INFORMATION: TABLE OF CONTENTS..................... B-1
ORDER FORM................................................................. B-2

                               TABLE OF CONTENTS

                                   GLOSSARY

ACCUMULATION UNIT: A measure of your ownership interest in a Sub-account of the Variable Account prior to the Payout Start Date. Analogous, though not identical, to a share owned in a mutual fund.

ACCUMULATION UNIT VALUE: The value of each Accumulation Unit which is calculated each Valuation Date. Each Sub-account of the Variable Account has its own distinct Accumulation Unit Value. Analogous, though not identical, to the share price (net asset value) of a mutual fund.

ANNUITANT(S): The person or persons whose life determines the latest Payout Start Date and the amount and duration of any income payments for Income Plan options other than Guaranteed Payments for a Specified Period. Joint annuitants are only permitted in the payout phase.

BENEFICIARY(IES): The person(s) to whom any benefits are due when a death benefit is payable and there is no surviving Owner.

COMPANY("WE," "US"): Allstate Life Insurance Company of New York.

CONTRACT: The Allstate Life Insurance Company of New York Flexible Premium Deferred Variable Annuity Contract, known as the "AIM Lifetime PlusSM Variable Annuity," that is described in this prospectus.

CONTRACT ANNIVERSARY: An anniversary of the date that the Contract was issued.

CONTRACT VALUE: The value of all amounts accumulated under the Contract prior to the Payout Start Date, equivalent to the Accumulation Units in each Sub-account of the Variable Account multiplied by the respective Accumulation Unit Value, plus the value in the Fixed Account.

CONTRACT YEAR: A period of 12 months starting with the issue date or any Contract Anniversary.

DEATH BENEFIT ANNIVERSARY: Every seventh Contract Anniversary beginning on the date that the Contract was issued. For example, the issue date, 7th and 14th Contract Anniversaries are the first three Death Benefit Anniversaries.

FIXED ACCOUNT: All of the assets of the Company that are not in separate accounts.

FIXED SUB-ACCOUNTS: These Sub-accounts are distinguished by Guarantee Period(s) and the dates the period(s) begin. The Fixed Sub-accounts are established when purchase payments are allocated to the Fixed Account; when previous Sub-accounts expire and a new Guarantee Period is selected; and when You transfer an amount to the Fixed Account.

GUARANTEE PERIOD: A period of years for which a specified effective annual interest rate is guaranteed by the Company.

INCOME PLAN: One of several ways in which a series of payments are made after the Payout Start Date. Income payments are based on the Contract Value adjusted by any applicable Market Value Adjustment and applicable taxes on the Payout Start Date. Income payment amounts may vary based on any Sub-account of the Variable Account and/or may be fixed for the duration of the Income Plan.

INVESTMENT ALTERNATIVES: The Sub-accounts of the Variable Account and the Fixed Account.

MARKET VALUE ADJUSTMENT: The Market Value Adjustment is the adjustment made to the money distributed from a Sub-account of the Fixed Account, prior to the end of the Guarantee Period, to reflect the impact of changes in interest rates between the time the Sub-account of the Fixed Account was established and the time of distribution.

NON-QUALIFIED CONTRACTS: Contracts other than Qualified Contracts.

OWNER(S)("YOU"): The person or persons designated as the Owner in the Contract.

PAYOUT START DATE: The date on which income payments begin.

QUALIFIED CONTRACTS: Contracts issued under plans that qualify for special federal income tax treatment under Sections 401(a), 403(a), 403(b) and 408 of the Internal Revenue Code.

VALUATION DATE: Each day that the New York Stock Exchange is open for business. The Valuation Date does not include such Federal and non-Federal holidays as are observed by the New York Stock Exchange.

VALUATION PERIOD: The period between successive Valuation Dates, commencing at the close of regular trading on the New York Stock Exchange (which is normally 4:00 pm Eastern Time) and ending as of the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Date.

VARIABLE ACCOUNT: Allstate Life of New York Separate Account A, a separate investment account established by the Company to receive and invest purchase payments paid under the Contracts.

VARIABLE SUB-ACCOUNT: A portion of the Variable Account invested in shares of a corresponding Fund. The investment performance of each Variable Sub-account is linked directly to the investment performance of its corresponding Fund.

                                  HIGHLIGHTS

THE CONTRACT

  This Contract is designed for long-term financial planning and retirement planning. Money can be allocated to any combination of Funds or the Fixed Account. You have access to your funds either through withdrawals of Contract Value or through periodic income payments. You bear the entire investment risk for Contract Values and income payments based upon the Variable Account, because values will vary depending on the investment performance of the
Fund(s) you select. See "Accumulation Unit Value," page    and "Income Plans,"
page   . You will also bear the investment risk of adverse changes in interest rates in the event amounts are prematurely withdrawn or transferred from Sub-
accounts of the Fixed Account. See "Fixed Account," page   .

FREE-LOOK

  You may cancel the Contract any time within 10 days after receipt of the Contract and receive a full refund of purchase payments allocated to the Fixed Account. Purchase payments allocated to the Variable Account will be returned after an adjustment to reflect investment gain or loss that occurred from the date of allocation through the date of cancellation, unless a refund of purchase payments is required by state or federal law. See "Free-Look Period,"
page   .

HOW TO INVEST

  Your first purchase payment must be at least $5,000 (for Qualified Contracts, $2,000). Subsequent purchase payments must be at least $500. Purchase payments may also be made pursuant to an Automatic Addition Program.
See "Purchase Payment Limits," page   . At the time of your application, you
will allocate your purchase payment among the Investment Alternatives. The allocation you specify on the application will be effective immediately. All allocations must be in whole percents from 0% to 100% (total allocation equals 100%) or in whole dollars. Allocations may be changed by notifying the Company
in writing. See "Allocation of Purchase Payments," page   .

INVESTMENT ALTERNATIVES

  The Variable Account invests in shares of AIM Variable Insurance Funds, Inc. (the "Fund Series"). The Fund Series has a total of nine Funds available under the Contract. The Funds include: (1) AIM V.I. Capital Appreciation Fund; (2) AIM V.I. Diversified Income Fund; (3) AIM V.I. Global Utilities Fund; (4) AIM V.I. Government Securities Fund; (5) AIM V.I. Growth Fund; (6) AIM V.I. Growth and Income Fund; (7) AIM V.I. International Equity Fund; (8) AIM V.I. Money Market Fund; and (9) AIM V.I. Value Fund. The assets of each Fund are held separately from the other Funds and each has distinct investment objectives and policies which are described in the accompanying prospectus for the Fund Series. In addition to the Variable Account, Owners can also allocate all or part of their purchase payments to the Fixed Account. See "Fixed Account," on
page   .

TRANSFERS AMONG INVESTMENT ALTERNATIVES

  Prior to the Payout Start Date, you may transfer amounts among the Investment Alternatives. The Company reserves the right to assess a $10 charge on each transfer in excess of twelve per Contract Year. The Company is presently waiving this charge. Transfers to the Fixed Account must be at least $500. Certain Fixed Account transfers may be restricted. See "Transfers Among
Investment Alternatives," page   . You may want to enroll in a Dollar Cost
Averaging Program or an Automatic Fund Rebalancing Program. See "Dollar Cost
Averaging," page   , and "Automatic Fund Rebalancing," page   .

CHARGES AND DEDUCTIONS

  The costs of the Contract include: a contract maintenance charge ($35 annually), a mortality and expense risk charge (deducted daily, equal on an annual basis to 1.35% of the Contract's daily net assets of the Variable Account), and an administrative expense charge (deducted daily, equal on an annual basis to .10% of the Contract's daily net assets of the Variable Account). The Company reserves the right to assess a transfer charge ($10 on each transfer in excess of twelve per Contract Year). Additional deductions
may be made for certain taxes. See "Contract Maintenance Charge," page   ,
"Mortality and Expense Risk Charge," page   , "Administrative Expense Charge,"
page   , "Transfer Charges," page   , and "Taxes," page   .

WITHDRAWALS

  You may withdraw all or part of the Contract Value before the earliest of the Payout Start Date, the death of any Owner or, if the Owner is not a natural person, the death of the Annuitant. No withdrawal charges or Market Value Adjustments will be applied to amounts withdrawn up to 10% of the amount of purchase payments. Amounts withdrawn in excess of the 10% may be subject to a withdrawal charge of 0% to 7% depending on how long purchase payments have been invested in the Contract. Amounts withdrawn from a Sub-account of the Fixed Account, in excess of the 10%, except during the 30 day period after the Guarantee Period expires, will be subject to a Market Value Adjustment. See
"Withdrawals," page   , "Withdrawals or Transfers," page   , and "Taxation of
Annuities in General," page   .

DEATH BENEFIT

  The Company will pay a death benefit prior to the Payout Start Date on the death of any Owner or, if the Owner is not a natural person, the death of the
Annuitant. See "Death Benefit Amount," page   .

INCOME PAYMENTS

  You will receive periodic income payments beginning on the Payout Start Date. You may choose among several Income Plans to fit your needs. Income payments may be received for a specified period or for life (either single or joint life), with or without a guaranteed number of payments. You can select income payments that are fixed, variable or a combination of fixed and variable. See
"Income Payments," page   .

                      SUMMARY OF VARIABLE ACCOUNT EXPENSES

  The following table illustrates all expenses and fees that you will incur. The expenses and fees set forth in the table are based on charges under the Contracts and on the expenses of the Variable Account and the underlying Fund Series.

OWNER TRANSACTION EXPENSES (ALL SUB-ACCOUNTS)

Sales Load Imposed on Purchases (as a percentage of purchase payments)..... None
Contingent Deferred Sales Charge (as a percentage of purchase payments)....    *

                                                                APPLICABLE
      YEAR APPLICABLE SINCE                                     WITHDRAWAL
      PREMIUM PAYMENT ACCEPTED                               CHARGE PERCENTAGE
      ------------------------                               -----------------
        1st Year............................................          7%
        2nd Year............................................          6%
        3rd Year............................................          5%
        4th Year............................................          4%
        5th Year............................................          3%
        6th Year............................................          2%
        7th Year............................................          1%
        Thereafter..........................................          0%
      Transfer Fee                                                    **
      Annual Contract Fee...................................         $35***
      Variable Account Annual Expenses (as a percentage of
       the Contract's average net assets in the Variable
       Account):
      Mortality and Expense Risk Charge.....................       1.35%
      Administrative Expense Charge.........................        .10%
      Total Variable Account Annual Expenses................       1.45%

- --------
  *Each Contract Year up to 10% of the amount of purchase payments may be withdrawn without a contingent deferred sales charge or a Market Value Adjustment.
 **No charges will be imposed on the first twelve transfers in any Contract
  Year. The Company reserves the right to assess a $10 charge for each transfer in excess of twelve in any Contract Year, excluding transfers due to dollar cost averaging and automatic fund rebalancing.
 ***The annual Contract Fee will be waived if total purchase payments as of a Contract Anniversary, or upon a full withdrawal, are $50,000 or if the entire Contract Value is allocated to the Fixed Account.

                                 FUND EXPENSES

                       (AS A PERCENTAGE OF FUND ASSETS)

                                                                     TOTAL FUND
                                                 MANAGEMENT  OTHER     ANNUAL
     FUND                                           FEES    EXPENSES  EXPENSES
     ----                                        ---------- -------- ----------
AIM V.I. Capital Appreciation Fund..............    0.65%     0.10%     0.75%
AIM V.I. Growth and Income Fund.................    0.65%     0.52%     1.17%
AIM V.I. Global Utilities Fund (after expense
 reimbursements)................................    0.65%     1.03%     1.68%
AIM V.I. Diversified Income Fund................    0.60%     0.28%     0.88%
AIM V.I. Government Securities Fund.............    0.50%     0.69%     1.19%
AIM V.I. Growth Fund............................    0.65%     0.19%     0.84%
AIM V.I. International Equity Fund..............    0.75%     0.40%     1.15%
AIM V.I. Value Fund.............................    0.65%     0.10%     0.75%
AIM V.I. Money Market Fund......................    0.40%     0.13%     0.53%

EXAMPLE

  You (the Owner) would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return under the following circumstances:

  If you terminate your Contract or annuitize for a specified period of less than 120 months at the end of the applicable time period:

          FUND                                                   1 YEAR 3 YEARS
          ----                                                   ------ -------
AIM V.I. Capital Appreciation Fund..............................  $78    $109
AIM V.I. Growth and Income Fund.................................  $82    $122
AIM V.I. Global Utilities Fund..................................  $87    $137
AIM V.I. Diversified Income Fund................................  $79    $113
AIM V.I. Government Securities Fund.............................  $82    $122
AIM V.I. Growth Fund............................................  $79    $112
AIM V.I. International Equity Fund..............................  $82    $121
AIM V.I. Value Fund.............................................  $78    $109
AIM V.I. Money Market Fund......................................  $75    $102

  If you do not terminate your Contract or if you annuitize for a specified period of 120 months or more at the end of the applicable time period:

          FUND                                                   1 YEAR 3 YEARS
          ----                                                   ------ -------
AIM V.I. Capital Appreciation Fund..............................  $24    $ 73
AIM V.I. Growth and Income Fund.................................  $28    $ 86
AIM V.I. Global Utilities Fund..................................  $33    $101
AIM V.I. Diversified Income Fund................................  $25    $ 77
AIM V.I. Government Securities Fund.............................  $28    $ 86
AIM V.I. Growth Fund............................................  $25    $ 76
AIM V.I. International Equity Fund..............................  $28    $ 85
AIM V.I. Value Fund.............................................  $24    $ 73
AIM V.I. Money Market Fund......................................  $21    $ 66

  THE ABOVE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSE. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. The purpose of the example is to assist you in understanding the various costs and expenses that you will bear directly or indirectly. No deductions were made for premium taxes because New York does not charge premium taxes on annuities.

                        CONDENSED FINANCIAL INFORMATION

  Condensed financial information for the Allstate Life of New York Separate Account A is not included because, as of the date of this prospectus, the Variable Account had not yet commenced operations and had no assets, liabilities, or income.

                       YIELD AND TOTAL RETURN DISCLOSURE

  From time to time the Variable Account may advertise the yield and total return investment performance of one or more Sub-accounts. Standardized yield and total return advertisements include charges and expenses attributable to the Contracts. Including these fees has the effect of decreasing the advertised performance of a Sub-account, so that a Sub-account's investment performance will not be directly comparable to that of an ordinary mutual fund.

  When a Sub-account advertises its standardized total return it will usually be calculated for one year, five years, and ten years or since inception if the Sub-account has not been in existence for such periods. Total return is measured by comparing the value of an investment in the Sub-account at the end of the relevant period to the value of the investment at the beginning of the period.

  In addition to the standardized total return, the Sub-account may advertise a non-standardized total return. This figure will usually be calculated for one year, five years, and ten years or other periods. Non-standardized total return is measured in the same manner as the standardized total return described above, except that the withdrawal charges under the Contract are not deducted. Therefore, a non-standardized total return for a Sub-account can be higher than a standardized total return for a Sub-account.

  Certain Sub-accounts may advertise yield in addition to total return. Except in the case of the AIM V.I. Money Market Sub-account, the yield will be computed in the following manner: the net investment income per unit earned during a recent one month period is divided by the unit value on the last day of the period, and then annualized. This figure reflects the recurring charges at the separate account level.

  The AIM V.I. Money Market Sub-account may advertise, in addition to the total return, either yield or the effective yield. The yield in this case refers to the income generated by an investment in that Sub-account over a seven-day period net of recurring charges at the separate account level. The income is then annualized (i.e., the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment). The effective yield is calculated similarly but when annualized, the income earned by an investment in the AIM V.I. Money Market Sub-account is assumed to be reinvested at the end of each seven-day period. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment during a 52-week period.

  The Variable Account may also disclose yield, standard total return, and non-standard total return for periods prior to the date that the Variable Account commenced operations. For periods prior to the date the Variable Account commenced operations, performance information for the Sub-accounts will be calculated based on the performance of the underlying Funds and the assumption that the Sub-accounts were in existence for the same periods as those of the underlying Funds, with a level of charges equal to those currently assessed against the Sub-accounts.

  Please refer to the Statement of Additional Information for a further description of the method used to calculate a Sub-account's yield and total return.

                              FINANCIAL STATEMENTS

  The financial statements of Allstate Life Insurance Company of New York begin on page F-1 of the prospectus. The financial statements of Allstate Life of New York Separate Account A are not included because, as of the date of this Prospectus, the Variable Account had not yet commenced operations and had no assets, liabilities, or income.

      ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK AND THE VARIABLE ACCOUNT

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

  The Company was incorporated in 1967 as a stock life insurance company under the laws of New York and was known as "Financial Life Insurance Company" from 1967 to 1978. From 1978 to 1984, the Company was known as "PM Life Insurance Company." Since 1984 the Company has been known as "Allstate Life Insurance Company of New York." The Company's operations consist of one business segment which is the sale of annuities and life insurance. The Company is currently licensed to operate in New York. The Company's home office is located in Farmingville, New York.

  The Company is an indirect, wholly-owned subsidiary of Allstate Insurance Company ("Allstate") which is a stock property-liability insurance company incorporated under the laws of Illinois. With the exception of directors' qualifying shares, all of the outstanding capital stock of Allstate is owned by The Allstate Corporation ("Corporation").

THE VARIABLE ACCOUNT

  Established on December 22, 1995, the Allstate Life of New York Separate Account A is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. However, such registration does not signify that the Commission supervises the management or investment practices or policies of the Variable Account. The investment performance of the Variable Account is entirely independent of both the investment performance of the Company's general account and the performance of any other separate account.

  The Variable Account has been divided into nine Sub-accounts, each of which invests solely in its corresponding Fund of AIM Variable Insurance Funds, Inc. Additional Variable Sub-accounts may be added at the discretion of the Company.

  The assets of the Variable Account are held separately from the other assets of the Company. They are not chargeable with liabilities incurred in the Company's other business operations. Accordingly, the income, capital gains and capital losses, realized or unrealized, incurred on the assets of the Variable Account are credited to or charged against the assets of the Variable Account, without regard to the income, capital gains or capital losses arising out of any other business the Company may conduct. The Company's obligations arising under the Contracts are general corporate obligations of the Company.

                                THE FUND SERIES

  The Variable Account will invest in shares of the AIM Variable Insurance Funds, Inc. (the "Fund Series"). The Fund Series is registered with the Securities and Exchange Commission as an open-end, series, management investment company. Registration of the Fund Series does not involve supervision of its management, investment practices or policies by the Securities and Exchange Commission. The Funds are designed to provide investment vehicles for variable insurance contracts of various insurance companies, in addition to the Variable Account.

  Shares of the Funds are not deposits, or obligations of, or guaranteed or endorsed by any bank and the shares are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

AIM VARIABLE INSURANCE FUNDS, INC.

  AIM Variable Insurance Funds, Inc. offers nine Funds for use with this
Contract: (1) AIM V.I. Capital Appreciation Fund; (2) AIM V.I. Diversified Income Fund; (3) AIM V.I. Global Utilities Fund; (4) AIM V.I. Government Securities Fund; (5) AIM V.I. Growth Fund; (6) AIM V.I. Growth and Income Fund;
(7) AIM V.I. International Equity Fund; (8) AIM V.I. Money Market Fund; and (9) AIM V.I. Value Fund. Each Fund has different investment objectives and policies and operates as a separate investment fund. The following is a brief description of the investment objectives and programs of the Funds:

  AIM V.I. CAPITAL APPRECIATION FUND ("CAPITAL APPRECIATION FUND") is a diversified Fund which seeks to provide capital appreciation through investments in common stocks, with emphasis on medium-sized and smaller emerging growth companies.

  AIM V.I. DIVERSIFIED INCOME FUND ("DIVERSIFIED INCOME FUND") is a diversified Fund which seeks to achieve a high level of current income primarily by investing in a diversified portfolio of foreign and U.S. government and corporate debt securities, including lower rated high yield debt securities (commonly known as "junk bonds").

  AIM V.I. GLOBAL UTILITIES FUND ("GLOBAL UTILITIES FUND") is a non-diversified Fund which seeks to achieve a high level of current income and, as a secondary objective, to achieve capital appreciation, by investing primarily in common and preferred stocks of public utility companies (either domestic or foreign).

  AIM V.I. GOVERNMENT SECURITIES FUND ("GOVERNMENT FUND") is a diversified Fund which seeks to achieve a high level of current income consistent with reasonable concern for safety of principal by investing in debt securities issued, guaranteed or otherwise backed by the U.S. Government.

  AIM V.I. GROWTH FUND ("GROWTH FUND") is a diversified Fund which seeks to provide growth of capital through investments primarily in common stocks of leading U.S. companies considered by AIM to have strong earnings momentum.

  AIM V.I. GROWTH AND INCOME FUND ("GROWTH & INCOME FUND") is a diversified Fund which seeks to provide growth of capital, with current income as a secondary objective by investing primarily in dividend paying common stocks which have prospects for both growth of capital and dividend income.

  AIM V.I. INTERNATIONAL EQUITY FUND ("INTERNATIONAL FUND") is a diversified Fund which seeks to provide long-term growth of capital by investing in international equity securities, the issuers of which are considered by AIM to have strong earnings momentum.

  AIM V.I. MONEY MARKET FUND ("MONEY MARKET FUND") is a diversified Fund which seeks to provide as high a level of current income as is consistent with the preservation of capital and liquidity by investing in a diversified portfolio of money market instruments.

  AIM V.I. VALUE FUND ("VALUE FUND") is a diversified Fund which seeks to achieve long-term growth of capital by investing primarily in equity securities judged by AIM to be undervalued relative to the current or projected earnings of the companies issuing the securities, or relative to current market values of assets owned by the companies issuing the securities or relative to the equity markets generally. Income is a secondary objective.

INVESTMENT ADVISOR FOR THE FUNDS

  A I M Advisors, Inc., ("AIM") serves as the investment advisor to each Fund. AIM was organized in 1976 and, together with its affiliates, manages or advises 43 investment company portfolios (including the Funds). AIM is a wholly-owned subsidiary of A I M Management Group Inc., a holding company. AIM manages pursuant to a master investment advisory agreement dated October 18, 1993, as amended April 28, 1994. As of August 30, 1996, total assets advised or managed by AIM and its affiliates were approximately $55 billion.

  There is no assurance that the Funds will attain their respective stated objectives. Additional information concerning the investment objectives and policies of the Funds can be found in the current prospectus for the Fund Series accompanying this prospectus.

  You will find more complete information about the Funds, including the risks associated with each Fund, in the accompanying prospectus. You should read the prospectus for the Fund Series in conjunction with this prospectus.

  THE FUND SERIES PROSPECTUS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE CONCERNING THE ALLOCATION OF PURCHASE PAYMENTS TO A PARTICULAR VARIABLE SUB-ACCOUNT.

                                 FIXED ACCOUNT

  Purchase payments and transfers allocated to one or more of the Sub-accounts of the Fixed Account become part of the general account of the Company. Each Sub-account offers a separate interest rate Guarantee Period. Guarantee Periods will be offered at the Company's discretion and may range from one to ten years. Presently, the Company offers Guarantee Periods of one, three, five, seven and ten years. The Owner must select the Sub-account(s) in which to allocate each purchase payment and transfer. No less than $500 may be allocated to any one Sub-account. The Company reserves the right to limit the number of additional purchase payments. Please consult with your sales representative for current information.

  Interest is credited daily to each Sub-account at a rate which compounds to the effective annual interest rate declared for each Sub-account's Guarantee Period that has been selected.

  The following example illustrates how the Sub-account value for a Sub-account of the Fixed Account would grow given an assumed purchase payment, Guarantee Period, and effective annual interest rate:

EXAMPLE OF INTEREST CREDITING DURING THE GUARANTEE PERIOD:

Purchase Payment..................................................... $10,000.00
Guarantee Period.....................................................    5 years
Effective Annual Rate:...............................................      4.35%

                             END OF CONTRACT YEAR:

                            YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5
                          ---------- ---------- ---------- ---------- ----------
Beginning Sub-Account
 Value                    $10,000.00
 X (1 + Effective Annual
  Rate)                       1.0435
                          ----------
                          $10,435.00
Sub-Account Value at end
 of Contract                         $10,435.00
 year 1 X (1 + Effective
  Annual Rate)                           1.0435
                                     ----------
                                     $10,888.92
Sub-Account Value at end
 of Contract                                    $10,888.92
 year 2 X (1 + Effective
  Annual Rate)                                      1.0435
                                                ----------
                                                $11,362.59
Sub-Account Value at end
 of Contract                                               $11,362.59
 year 3 X (1 + Effective
  Annual Rate)                                                 1.0435
                                                           ----------
                                                           $11,856.86
Sub-Account Value at end
 of Contract                                                          $11,856.86
 year 4 X (1 + Effective
  Annual Rate)                                                            1.0435
                                                                      ----------
Sub-Account Value at end
 of Guarantee Period:                                                 $12,372.64
                                                                      ==========

TOTAL INTEREST CREDITED IN GUARANTEE PERIOD: $2,372.64 ($12,372.64 -$10,000.00)

NOTE: The above illustration assumes no withdrawals of any amount during the entire five year period. A withdrawal charge and a Market Value Adjustment may apply to any amount withdrawn in excess of 10% of the amount of purchase payments. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract.

  The Company has no specific formula for determining the rate of interest that it will declare initially or in the future. Such interest rates will be reflective of investment returns available at the time of the determination. In addition, the management of the Company may also consider various other factors in determining interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors. The Company guarantees that the interest rates will never be less that the minimum guaranteed rate shown in the Contract. For current interest rate information, please contact your sales representative or the Company's customer support unit at 1(800) 692-4682.

  THE MANAGEMENT OF THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO THE INTEREST RATES TO BE DECLARED. THE COMPANY CAN NEITHER PREDICT NOR GUARANTEE FUTURE INTEREST RATES TO BE DECLARED.

  Prior to the end of a Guarantee Period, a notice will be mailed to the Owner outlining the options available at the end of a Guarantee Period. During the 30 day period after a Guarantee Period expires the Owner may:

  . take no action and the Company will automatically renew the Sub-account value to a Guarantee Period of the shortest duration available to be established on the day the previous Guaranteed Period expired; or

  . notify the Company to apply the Sub-account value to a new Guarantee
    Period or periods to be established on the day the previous Guarantee Period expired; or

  . notify the Company to apply the Sub-account value to any Sub-account of the Variable Account on the day we receive the notification; or

  . receive a portion of the Sub-account value or the entire Sub-account value through a partial or full withdrawal that is not subject to a Market Value Adjustment. In this case, the amount withdrawn will be deemed to have been withdrawn on the day the guarantee period expired.

  The Automatic Laddering Program allows the Owner to choose, in advance, one renewal Guarantee Period for all renewing Sub-accounts. The Owner can select the Automatic Laddering Program at any time during the accumulation phase, including on the issue date. The Automatic Laddering Program will continue until the Owner gives written notice to the Company. The Company reserves the right to discontinue this Program. For additional information on the Automatic Laddering Program, please call the Company's Customer Support Unit at 1(800)692-4682.

WITHDRAWALS OR TRANSFERS

  With the exception of transfers made automatically through dollar cost averaging, all withdrawals and transfers, paid from a Sub-account of the Fixed Account other than during the 30 day period after a Guarantee Period expires are subject to a Market Value Adjustment.

  The amount received by the Owner under a withdrawal request equals the amount requested, adjusted by any Market Value Adjustment, less any applicable withdrawal charge, less premium taxes and withholding (if applicable).

MARKET VALUE ADJUSTMENT

  The Market Value Adjustment reflects the relationship between (1) the Treasury Rate for the time remaining in the Guarantee Period at the time of the request for withdrawal or transfer, and (2) the Treasury Rate at the time the Sub-account was established. As such, the Owner bears some investment risk under the Contract. Treasury Rate means the U.S. Treasury Note Constant Maturity yield for the preceding week as reported in Federal Reserve Bulletin Release H.15.

  Generally, if the Treasury Rate for the Guarantee Period is higher than the applicable current Treasury Rate, then the Market Value Adjustment will result in a higher amount payable to the Owner or transferred. Similarly, if the Treasury Rate at the time the Sub-account was established is lower than the applicable Treasury Rate (interest rate for a period equal to the time remaining in the Sub-account), then the Market Value Adjustment will result in a lower amount payable to the Owner or transferred.

  For example, assume the Owner purchases a Contract and selects an initial Guarantee Period of five years and the five year Treasury Rate for that duration is 4.75%. Assume that at the end of 3 years, the Owner makes a partial withdrawal. If, at that later time, the current two year Treasury Rate is 4.00%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to the Owner. Similarly, if the current two year Treasury Rate is 7.00%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to the Owner.

  The formula for calculating the Market Value Adjustment is set forth in Appendix A to this prospectus which also contains additional illustrations of the application of the Market Value Adjustment.

  The Market Value Adjustment will be waived on withdrawals taken to satisfy IRS required minimum distribution rules for this Contract.

                           PURCHASE OF THE CONTRACTS

PURCHASE PAYMENT LIMITS

  Your first purchase payment must be at least $5,000 unless the Contract is a Qualified Contract, in which case the first purchase payment must be at least $2,000. All subsequent purchase payments must be $500 or more and may be made at any time prior to the Payout Start Date. Subsequent purchase payments may also be made from your bank account through Automatic Additions. Under an Automatic Additions Program, the minimum purchase payment for allocation to the Variable Account is $100 and for allocation to the Fixed Account the minimum purchase payment is $500. Please consult with your sales representative for detailed information about Automatic Additions.

  We reserve the right to limit the amount of purchase payments we will accept.

FREE-LOOK PERIOD

  You may cancel the Contract any time within 10 days after receipt of the Contract and receive a full refund of purchase payments allocated to the Fixed Account. Purchase payments allocated to the Variable Account will be returned after an adjustment to reflect investment gain or loss that occurred from the date of allocation through the date of cancellation unless a refund of purchase payments is required by state or federal law.

CREDITING OF INITIAL PURCHASE PAYMENT

  The initial purchase payment accompanied by a duly completed application will be credited to the Contract within two business days of receipt by us at our home office. If an application is not duly completed, we will credit the purchase payments to the Contract within five business days or return it at that time unless you specifically consent to us holding the purchase payment until the application is complete. We reserve the right to reject any application. Subsequent purchase payments will be credited to the Contract at the close of the Valuation Period in which the purchase payment is received by the Company at its home office.

ALLOCATION OF PURCHASE PAYMENTS

  On the application, you instruct us how to allocate the purchase payment among the Investment Alternatives. Purchase payments may be allocated in whole percents, from 0% to 100% (total allocation equals 100%) to any Investment Alternative. Unless you notify us in writing otherwise, subsequent purchase payments are allocated according to the allocation for the previous purchase payment.

ACCUMULATION UNITS

  Each purchase payment allocated to the Variable Account will be credited to the Contract as Accumulation Units. For example, if a $10,000 purchase payment is credited to the Contract when the Accumulation Unit value equals $10, then 1,000 Accumulation Units would be credited to the Contract. The Variable Account, in turn, purchases shares of the corresponding Fund.

ACCUMULATION UNIT VALUE

  The Accumulation Units in each Sub-account of the Variable Account are valued separately. The value of Accumulation Units will change each Valuation Period according to the investment performance of the shares purchased by each Variable Sub-account and the deduction of certain expenses and charges.

  The value of an Accumulation Unit in a Variable Sub-account for any Valuation Period equals the value of the Accumulation Unit as of the immediately preceding Valuation Period, multiplied by the Net Investment Factor for that Sub-account for the current Valuation Period. The Net Investment Factor for a Valuation Period is a number representing the change, since the last Valuation Date in the value of Sub-account assets per Accumulation Unit due to investment income, realized or unrealized capital gain or loss, deductions for taxes, if any, and deductions for the mortality and expense risk charge and administrative expense charge.

TRANSFERS AMONG INVESTMENT ALTERNATIVES

  Prior to the Payout Start Date, you may transfer amounts among Investment Alternatives. The Company reserves the right to assess a $10 charge on each transfer in excess of twelve per Contract Year. The Company is presently waiving this charge. Transfers to or from more than one Investment Alternative on the same day are treated as one transfer. Transfers among Investment Alternatives before the Payout Start Date may be made at any time. See "Withdrawals or Transfers," page for the requirements on transfers from the Fixed Account.

  After the Payout Start Date, transfers among Sub-accounts of the Variable Account or from a variable amount income payment to a fixed amount income payment may be made only once every six months and may not be made during the first six months following the Payout Start Date. After the Payout Start Date, transfers from a fixed amount income payment are not allowed.

  Telephone transfer requests will be accepted by the Company if received at 1(800) 692-4682 by 4:00 p.m., Eastern Time. Telephone transfer requests received at any other telephone number or after 4:00 p.m., Eastern Time will not be accepted by the Company. Telephone transfer requests received before 4:00 p.m., Eastern Time are effected at the next computed value. The Company utilizes procedures which the Company believes will provide reasonable assurance that telephone authorized transfers are genuine. Such procedures include taping of telephone conversations with persons purporting to authorize such transfers and requesting identifying information from such persons. Accordingly, the Company disclaims any liability for losses resulting from such transfers by reason of their allegedly not having been properly authorized. However, if the Company does not take reasonable steps to help ensure that such authorizations are valid, the Company may be liable for such losses.

  The minimum amount that may be transferred into a Sub-account of the Fixed Account is $500. Any transfer from a Sub-account of the Fixed Account at a time other than during the 30 day period after a Guarantee Period expires will be subject to a Market Value Adjustment. If any transfer reduces the value of a Sub-account of the Fixed Account to less than $500, the Company will treat the request as a transfer of the entire Sub-account value.

  The Company reserves the right to waive transfer restrictions.

DOLLAR COST AVERAGING

  Transfers may be made automatically through Dollar Cost Averaging prior to the Payout Start Date. Dollar Cost Averaging permits the Owner to transfer a specified amount every month from the one year Guarantee Period Sub-account of the Fixed Account or any Sub-account of the Variable Account, to any Sub-account of the Variable Account. Transfers made through Dollar Cost Averaging must be $50 or more. Dollar Cost Averaging cannot be used to transfer amounts to the Fixed Account. Transfers made through Dollar Cost Averaging are not subject to a Market Value Adjustment. In addition, such transfers are not assessed a $10 charge and are not included in the twelve free transfers per Contract Year.

  The theory of Dollar Cost Averaging is that, if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in the Dollar Cost Averaging program does not assure you of a greater profit from your purchases under the program; nor will it prevent or alleviate losses in a declining market.

AUTOMATIC FUND REBALANCING

  Transfers may be made automatically through Automatic Fund Rebalancing prior to the Payout Start Date. By electing Automatic Fund Rebalancing, all of the money allocated to Sub-accounts of the Variable Account will be rebalanced to the desired allocation on a quarterly basis, determined from the first date that you decide to rebalance. Each quarter, money will be transferred among Sub-accounts of the Variable Account to achieve the desired allocation.

  The desired allocation will be the allocation initially selected, unless subsequently changed. You may change the allocation at any time by giving us written notice. The new allocation will be effective with the first rebalancing that occurs after we receive the written request. We are not responsible for rebalancing that occurs prior to receipt of the written request.

  Transfers made through Automatic Fund Rebalancing are not assessed a $10 charge and are not included in the twelve free transfers per Contract Year.

  Any money allocated to the Fixed Account will not be included in the rebalancing.

                          BENEFITS UNDER THE CONTRACT

WITHDRAWALS

  You may withdraw all or part of the Contract Value at any time prior to the earlier of the death of the Owner (or the Annuitant if the Owner is not a natural person) or the Payout Start Date. The amount available for withdrawal is the Contract Value next computed after the Company receives the request for a withdrawal at its home office, adjusted by any applicable Market Value Adjustment, less any withdrawal charges, contract maintenance charges and any premium taxes. Withdrawals from the Variable Account will be paid within seven days of receipt of the request, subject to postponement in certain circumstances. See "Delay of Payments," page .

  Money can be withdrawn from the Variable Account or the Fixed Account. To complete the partial withdrawal from the Variable Account, the Company will redeem Accumulation Units in an amount equal to the withdrawal and any applicable withdrawal charge and premium taxes. The Owner must name the Investment Alternative from which the withdrawal is to be made. If none is named, then the withdrawal request is incomplete and cannot be honored.

  The minimum partial withdrawal is $50. If any withdrawal reduces the value of any Sub-account of the Fixed Account to less than $500, we will treat the request as a withdrawal of the entire Sub-account value. If the Contract Value after a partial withdrawal would be less than $1,000, then the Company will treat the request as one for termination of the Contract and the entire Contract Value, adjusted by any Market Value Adjustment, less any charges and premium taxes, will be paid out.

  Partial withdrawals may also be taken automatically through Systematic Withdrawals on a monthly, quarterly, semi-annual or annual basis. Systematic Withdrawals of $50 or more may be requested at any time prior to the Payout Start Date. At the Company's discretion, Systematic Withdrawals may not be offered in conjunction with Dollar Cost Averaging or Automatic Fund Rebalancing.

  Partial and full withdrawals may be subject to income tax and a 10% tax penalty. This tax and penalty are explained in "Federal Tax Matters," on page
  .

  After the Payout Start Date, withdrawals are only permitted when payments from the Variable Account are being made that do not involve life contingencies. In that case, you may terminate the Variable Account portion of the income payments at any time and receive a lump sum equal to the commuted balance of the remaining variable payments due, less any applicable withdrawal charge.

                                INCOME PAYMENTS

PAYOUT START DATE FOR INCOME PAYMENTS

  The Payout Start Date is the day that income payments will start under the Contract. You may change the Payout Start Date at any time by notifying the Company in writing of the change at least 30 days before the scheduled Payout Start Date. The Payout Start Date must be (a) at least one month after the issue date; and (b) no later than the day the Annuitant reaches age 90.

VARIABLE ACCOUNT INCOME PAYMENTS

  The amount of Variable Account income payments depends upon the investment experience of the Sub-accounts selected by the Owner and any premium taxes, the age and sex of the Annuitant, and the Income Plan chosen. The Company guarantees that the amount of the income payment will not be affected by (1) actual mortality experience and (2) the amount of the Company's administration expenses.

  The Contracts offered by this prospectus contain income payment tables that provide for different benefit payments to men and women of the same age. Nevertheless, in accordance with the U.S. Supreme Court's decision in ARIZONA GOVERNING COMMITTEE V. NORRIS, in certain employment-related situations, annuity tables that do not vary on the basis of sex will be used.

  The total income payments received may be more or less than the total purchase payments made because (a) Variable Account income payments vary with the investment results of the underlying Funds, and (b) Annuitants may not live as long as, or may live longer than, expected.

  The Income Plan option selected will affect the dollar amount of each income payment. For example, if an Income Plan for a Life Income is chosen, the income payments will be greater than income payments under an Income Plan for a Life Income with Guaranteed Payments.

  If the actual net investment experience of the Variable Account is less than the assumed investment rate, then the dollar amount of the income payments will decrease. The dollar amount of the income payments will stay level if the net investment experience equals the assumed investment rate and the dollar amount of the income payments will increase if the net investment experience exceeds the assumed investment rate. For purposes of the Variable Account income payments, the assumed investment rate is 3 percent. For more detailed information as to how Variable Account income payments are determined see the Statement of Additional Information.

FIXED AMOUNT INCOME PAYMENTS

  Income payment amounts derived from any monies allocated to Sub-accounts of the Fixed Account during the accumulation phase are fixed for the duration of the Income Plan. The fixed amount income payment amount is calculated by applying the portion of the Contract Value in the Fixed Account on the Payout Start Date, adjusted by any Market Value Adjustment and less any applicable premium tax, to the greater of the appropriate value from the income payment table selected or such other value as we are offering at that time.

INCOME PLANS

  The Income Plans include:

  INCOME PLAN 1--LIFE INCOME WITH GUARANTEED PAYMENTS

  The Company will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments.

  INCOME PLAN 2--JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS

  The Company will make payments for as long as either the Annuitant or Joint Annuitant, named at the time of Income Plan selection, is living. If both the Annuitant and the Joint Annuitant die before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments.

  INCOME PLAN 3--GUARANTEED NUMBER OF PAYMENTS

  The Company will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The number of months guaranteed may be from 60 to 360. The mortality and expense risk charge will be deducted from Variable Account assets supporting these payments even though the Company does not bear any mortality risk.

  The Owner may change the Income Plan until 30 days before the Payout Start Date. If an Income Plan is chosen which depends on the Annuitant or Joint Annuitant's life, proof of age will be required before income payments begin. Applicable premium taxes will be assessed.

  In the event that an Income Plan is not selected, the Company will make income payments in accordance with Income Plan 1 with Guaranteed Payments for 120 Months. At the Company's discretion, other Income Plans may be available upon request. The Company currently uses sex-distinct annuity tables. However, if legislation is passed by Congress or the State of New York, the Company reserves the right to use income payment tables which do not distinguish on the basis of sex. Special rules and limitations may apply to certain qualified contracts.

  If the Contract Value to be applied to an Income Plan is less than $2,000, or if the monthly payments determined under the Income Plan are less than $20, the Company may pay the Contract Value adjusted by any Market Value Adjustment and less any applicable taxes, in a lump sum or change the payment frequency to an interval which results in income payments of at least $20.

                                 DEATH BENEFITS

DISTRIBUTION UPON DEATH PAYMENT PROVISIONS

  A distribution upon death may be paid to the Owner determined immediately after the death if, prior to the Payout Start Date:

  . any Owner dies; or

  . the Annuitant dies and the Owner is not a natural person.

  If the Owner eligible to receive a distribution upon death is not a natural person, then the Owner may elect to receive the distribution upon death in one or more distributions. Otherwise, if the Owner is a natural person, the Owner may elect to receive a distribution upon death in one or more distributions or periodic payments through an Income Plan.

  A death benefit will be paid: 1) if the Owner elects to receive the death benefit in a single payment distributed within 180 days of the date of death; and 2) if the death benefit is paid as of the day the value of the death benefit is determined. Otherwise, the settlement value will be paid. The settlement value is the same amount that would be paid in the event of withdrawal of the Contract Value. The Company will calculate the settlement value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death. In any event, the entire distribution upon death must be distributed within five years after the date of death unless an Income Plan is selected or a surviving spouse continues the Contract in accordance with the following sections:

  Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

  . the life of the Owner; or

  . a period not to exceed the life expectancy of the Owner; or

  . the life of the Owner with payments guaranteed for a period not to exceed the life expectancy of the Owner.

  If the surviving spouse of the deceased Owner is the new Owner, then the spouse may elect one of the options listed above or may continue the Contract in the accumulation phase as if the death had not occurred. The Company will only permit the Contract to be continued once. If the Contract is continued in the accumulation phase, the surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a withdrawal charge. However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply.

DEATH BENEFIT AMOUNT

  Prior to the Payout Start Date, the death benefit is equal to the greatest of:

  (a) the Contract Value on the date the Company determines the death benefit; or

  (b) the amount that would have been payable in the event of a full withdrawal of the Contract Value on the date the Company determines the death benefit; or

  (c) the Contract Value on the Death Benefit Anniversary immediately preceding the date we determine the death benefit adjusted by any purchase payments, withdrawals and charges made between such Death Benefit Anniversary and the date we determine the death benefit; or

  (d) the greatest of the anniversary values as of the date we determine the death benefit. The anniversary value is equal to the Contract Value on a Contract Anniversary, increased by purchase payments made since that anniversary and reduced by the amount of any partial withdrawals since that anniversary. Anniversary values will be calculated for each Contract Anniversary prior to the earlier of: (i) the date we determine the death benefit, or (ii) the deceased's attained age 75 or 5 years after the date the Contract was established, if later.

  The value of the death benefit will be determined at the end of the Valuation Period during which the Company receives a complete request for payment of the death benefit, which includes due proof of death.

  The Company will not settle any death claim until it receives due proof of death.

                          CHARGES AND OTHER DEDUCTIONS

DEDUCTIONS FROM PURCHASE PAYMENTS

  No deductions are made from purchase payments. Therefore, the full amount of every purchase payment is invested in the Investment Alternative(s).

WITHDRAWAL CHARGE (CONTINGENT DEFERRED SALES CHARGE)

  You may withdraw the Contract Value at any time before the earliest of the Payout Start Date, the death of any Owner or, if the Owner is not a natural person, the death of the Annuitant.

  There are no withdrawal charges on amounts withdrawn up to 10% of the amount of purchase payments. Amounts withdrawn in excess of this may be subject to a withdrawal charge. Amounts not subject to a withdrawal charge and not withdrawn in a Contract Year are not carried over to later Contract Years. Withdrawal charges, if applicable, will be deducted from the amount paid.

  For purposes of calculating the amount of the withdrawal charge, withdrawals are assumed to come from purchase payments first, beginning with the oldest payment. Withdrawals made after all purchase payments have been withdrawn, will not be subject to a withdrawal charge. For partial withdrawals, the Contract Value will be adjusted to reflect the amount of payment received by the Owner, any withdrawal charge, any applicable taxes and any Market Value Adjustment.

  Withdrawals in excess of the preferred withdrawal amount will be subject to a withdrawal charge as set forth below:

                                                                  APPLICABLE
      YEAR APPLICABLE SINCE                                       WITHDRAWAL
      PREMIUM PAYMENT ACCEPTED                                 CHARGE PERCENTAGE
      ------------------------                                 -----------------
        1st Year..............................................          7%
        2nd Year..............................................          6%
        3rd Year..............................................          5%
        4th Year..............................................          4%
        5th Year..............................................          3%
        6th Year..............................................          2%
        7th Year..............................................          1%
        Thereafter............................................          0%

  Withdrawal charges will be used to pay sales commissions and other promotional or distribution expenses associated with the marketing of the Contracts. The Company does not anticipate that the withdrawal charges will cover all distribution expenses in connection with the Contract.

  In addition, federal and state income tax may be withheld from withdrawal amounts. Certain terminations may also be subject to a federal tax penalty. See
"Federal Tax Matters," page   .

  The Company reserves the right to waive the withdrawal charge with respect to Contracts issued to employees and registered representatives of any broker-dealer that has entered into a sales agreement with Allstate Life Financial Services, Inc. ("ALFS") to sell the Contracts and all wholesalers and their employees that are under agreement with ALFS to wholesale the Contract. The withdrawal charge will also be waived on withdrawals taken to satisfy IRS required minimum distribution rules for this Contract.

CONTRACT MAINTENANCE CHARGE

  A contract maintenance charge is deducted annually from the Contract Value to reimburse the Company for its actual costs in maintaining each Contract and the Variable Account. The Company guarantees that the amount of this charge will not exceed $35 per Contract Year over the life of the Contract. This charge will be waived if the total purchase payments are $50,000 or more on a Contract Anniversary or if all money is allocated to the Fixed Account on the Contract Anniversary.

  Maintenance costs include but are not limited to expenses incurred in billing and collecting purchase payments; keeping records; processing death claims, cash withdrawals, and policy changes; proxy statements; calculating Accumulation Unit and Annuity Unit values; and issuing reports to Owners and regulatory agencies. The Company does not expect to realize a profit from this charge.

  On each Contract Anniversary prior to the payout start date, the contract maintenance charge will be deducted from Sub-accounts of the Variable Account in the same proportion that the Owner's value in each bears to the total value in all Sub-accounts of the Variable Account. After the Payout Start Date, a pro rata share of the annual contract maintenance charge will be deducted from each income payment. For example, 1/12 of the $35, or $2.92, will be deducted if there are twelve income payments during the Contract Year. A full contract maintenance charge will be deducted if the Contract is terminated on any date other than a Contract Anniversary.

ADMINISTRATIVE EXPENSE CHARGE

  The Company will deduct an administrative expense charge which is equal, on an annual basis, to .10% of the daily net assets you have allocated to the Sub-accounts of the Variable Account. This charge is designed to cover actual administrative expenses which exceed the revenues from the contract maintenance charge. The Company does not intend to profit from this charge. The Company believes that the administrative expense charge and contract maintenance charge have been set at a level that will recover no more than the actual costs associated with administering the Contracts. There is no necessary relationship between the amount of administrative charge imposed on a given Contract and the amount of expenses that may be attributable to that Contract.

MORTALITY AND EXPENSE RISK CHARGE

  The Company will deduct a mortality and expense risk charge which is equal, on an annual basis, to 1.35% of the daily net assets you have allocated to the Sub-accounts of the Variable Account. The Company estimates that .95% is attributable to the assumption of mortality risks and .40% is attributable to the assumption of expense risks. The Company guarantees that the amount of this charge will not increase over the life of the Contract.

  The mortality risk arises from the Company's guarantee to cover all death benefits and to make income payments in accordance with the Income Plan selected and the Income Payment Tables.

  The expense risk arises from the possibility that the contract maintenance and administrative expense charge, both of which are guaranteed not to increase, will be insufficient to cover actual administrative expenses.

  If the mortality and expense risk charge is insufficient to cover the Company's mortality costs and excess expenses, the Company will bear the loss. If the charge is more than sufficient, the Company will retain the balance as profit. The Company currently expects a profit from this charge. Any such profit, as well as any other profit realized by the Company and held in its general account (which supports insurance and annuity obligations), would be available for any proper corporate purpose, including, but not limited to, payment of distribution expenses.

TAXES

  The Company will deduct applicable state premium taxes or other similar policyholder taxes relative to the Contract (collectively referred to as "premium taxes") either at the Payout Start Date, or when a total withdrawal occurs. The Company reserves the right to deduct premium taxes from the purchase payments. Currently, no deductions are made because New York does not charge premium taxes on annuities.

  At the Payout Start Date, the charge for applicable premium taxes will be deducted from each Investment Alternative in the proportion that the Owner's value in the Investment Alternative bears to the total Contract Value.

TRANSFER CHARGES

  The Company reserves the right to assess a $10 charge on each transfer in excess of twelve per Contract Year, excluding transfers through Dollar Cost Averaging and Automatic Fund Rebalancing. The Company is presently waiving this charge.

FUND EXPENSES

  A complete description of the expenses and deductions from the Funds is found in the prospectus for the Fund Series. This prospectus is accompanied by the prospectus for the Fund Series.

                                GENERAL MATTERS

OWNER

  The Owner has the sole right to exercise all rights and privileges under the Contract, except as otherwise provided in the Contract. The Contract cannot be jointly owned by both a non-natural person and a natural person.

BENEFICIARY

  Subject to the terms of any irrevocable Beneficiary designation, the Owner may change the Beneficiary at any time by notifying the Company in writing. Any change will be effective at the time it is signed by the Owner, whether or not the Annuitant is living when the change is received by the Company. The Company will not, however, be liable as to any payment or settlement made prior to receiving the written notice.

  Unless otherwise provided in the Beneficiary designation, if a Beneficiary predeceases the Owner and there are no other surviving beneficiaries, the new Beneficiary will be: the Owner's spouse if living; otherwise, the Owner's children, equally, if living; otherwise, the Owner's estate. Multiple Beneficiaries may be named. Unless otherwise provided in the Beneficiary designation, if more than one Beneficiary survives the Owner, the surviving Beneficiaries will share equally in any amounts due.

ASSIGNMENTS

  The Company will not honor an assignment of an interest in a Contract as collateral or security for a loan. Otherwise, the Owner may assign benefits under the Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are due.

  No assignment will bind the Company unless it is signed by the Owner and filed with the Company. The Company is not responsible for the validity of an assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments.

DELAY OF PAYMENTS

  Payment of any amounts due from the Variable Account under the Contract will occur within seven days, unless:

  1. The New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted;

  2. An emergency exists as defined by the Securities and Exchange
     Commission; or

  3. The Securities and Exchange Commission permits delay for the protection of the Owners.

  Payments or transfers from the Fixed Account may be delayed for up to 6 months.

MODIFICATION

  The Company may not modify the Contract without the consent of the Owner except to make the Contract meet the requirements of the Investment Company Act of 1940, or to make the Contract comply with any changes in the Internal Revenue Code or to make any changes required by the Code or by any other applicable law.

CUSTOMER INQUIRIES

  The Owner or any persons interested in the Contract may make inquiries regarding the Contract by calling or writing your representative or the Company at:

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                              POST OFFICE BOX 9075
                       FARMINGVILLE, NEW YORK 11738-9075
                                1-(800)692-4682

                              FEDERAL TAX MATTERS

INTRODUCTION

  THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT. Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on the individual circumstances of each person. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL

  Generally, an annuity contract owner is not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where (1) the owner is a natural person, (2) the investments of the Variable Account are "adequately diversified" in accordance with Treasury Department Regulations, and (3) the issuing insurance company, instead of the annuity owner, is considered the owner for federal income tax purposes of any separate account assets funding the contract.

NON-NATURAL OWNERS

  As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes and the income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. There are several exceptions to the general rule for contracts owned by non-natural persons which are discussed in the Statement of Additional Information.

DIVERSIFICATION REQUIREMENTS

  For a Contract to be treated as an annuity for federal income tax purposes, the investments in the Variable Account must be "adequately diversified" in accordance with the standards provided in the Treasury regulations. If the investments in the Variable Account are not adequately diversified, then the Contract will not be treated as an annuity contract for federal income tax purposes and the Owner will be taxed on the excess of the Contract Value over the investment in the Contract. Although the Company does not have control over the Funds or their investments, the Company expects the Funds to meet the diversification requirements.

OWNERSHIP TREATMENT

  In connection with the issuance of the regulations on the adequate diversification standards, the Department of the Treasury announced that the regulations do not provide guidance concerning the extent to which contract owners may direct their investments among Sub-accounts of a variable account. The Internal Revenue Service has previously stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the owner possesses incidents of ownership in those assets such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, Treasury announced that guidance would be issued in the future regarding the extent that owners could direct their investments among Sub-accounts without being treated as owners of the underlying assets of the Variable Account. As of the date of this prospectus, no such guidance has been issued.

  The ownership rights under this contract are similar to, but different in certain respects from, those described by the Service in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the owner of this contract has the choice of more investment options to which to allocate premiums and contract values, and may be able to transfer among investment options more frequently than in such rulings. These differences could result in the contract owner being treated as the owner of the assets of the Variable Account. In those circumstances, income and gains from the Variable Account assets would be includible in the Contract Owners' gross income. In addition, the Company does not know what standards will be set forth in the regulations or rulings which the Treasury Department has stated it expects to issue. It is possible that Treasury's position, when announced, may adversely affect the tax treatment of existing contracts. The Company, therefore, reserves the right to modify the Contract as necessary to attempt to prevent the Owner from being considered the federal tax owner of the assets of the Variable Account. However, the Company makes no guarantee that such modification to the contract will be successful.

DELAYED MATURITY DATES

  If the contract's scheduled maturity date is at a time when the annuitant has reached an advanced age, e.g., past age 85, it is possible that the contract would not be treated as an annuity. In that event, the income and gains under the contract could be currently includible in the owner's income.

TAXATION OF PARTIAL AND FULL WITHDRAWALS

  In the case of a partial withdrawal under a non-qualified contract, amounts received are taxable to the extent the contract value before the withdrawal exceeds the investment in the contract. The investment in the contract is the gross premium or other consideration paid for the contract reduced by any amounts previously received from the contract to the extent such amounts were properly excluded from the owner's gross income. In the case of a partial withdrawal under a qualified contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract (i.e., nondeductible IRA contributions, after tax contributions to qualified plans) bears to the contract value, can be excluded from income. In the case of a full withdrawal under a non-qualified contract or a qualified contract, the amount received will be taxable only to the extent it exceeds the investment in the contract. If an individual transfers an annuity contract without full and adequate consideration to a person other than the individual's spouse (or to a former spouse incident to a divorce), the owner will be taxed on the difference between the contract value and the investment in the contract at the time of transfer. Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) of the contract value is treated as a withdrawal of such amount or portion. The contract provides a death benefit that in certain circumstances may exceed the greater of the payments and the contract value. As described elsewhere in the prospectus, the Company imposes certain charges with respect to the death benefit. It is possible that some portion of those charges could be treated for federal tax purposes as a partial withdrawal from the contract.

TAXATION OF ANNUITY PAYMENTS

  Generally, the rule for income taxation of payments received from an annuity contract provides for the return of the owner's investment in the contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. In the case of variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the contract by the total number of expected payments. In the case of fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the contract. Once the total amount of the investment in the contract is excluded using these ratios, the annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Owner for the last taxable year.

TAXATION OF ANNUITY DEATH BENEFITS

  Amounts may be distributed from an annuity contract because of the death of an owner or annuitant. Generally, such amounts are includible in income as follows: (1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal or (2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment.

PENALTY TAX ON PREMATURE DISTRIBUTIONS

  There is a 10% penalty tax on the taxable amount of any premature distribution from a non-qualified annuity contract. The penalty tax generally applies to any distribution made prior to the owner attaining age 59 1/2. However, there should be no penalty tax on distributions to owners (1) made on or after the owner attains age 59 1/2; (2) made as a result of the owner's death or disability; (3) made in substantially equal periodic payments over life or life expectancy; (4) made under an immediate annuity; or (5) attributable to an investment in the contract before August 14, 1982. Similar rules apply for distributions under certain qualified contracts. A competent tax advisor should be consulted to determine if any other exceptions to the penalty apply to your specific circumstances.

AGGREGATION OF ANNUITY CONTRACTS

  All non-qualified deferred annuity contracts issued by the Company (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

TAX QUALIFIED CONTRACTS

  Annuity contracts may be used as investments with certain tax qualified plans such as: (1) Individual Retirement Annuities under Section 408(b) of the Code;
(2) Simplified Employee Pension Plans under Section 408(k) of the Code; (3) Tax Sheltered Annuities under Section 403(b) of the Code; (4) Corporate and Self Employed Pension and Profit Sharing Plans; and (5) State and Local Government and Tax-Exempt Organization Deferred Compensation Plans. In the case of certain tax qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the contract.

RESTRICTIONS UNDER SECTION 403(B) PLANS

  Section 403(b) of the Code provides for tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. In accordance with the requirements of Section 403(b), any annuity contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only after the employee attains age 59 1/2, separates from service, dies, becomes disabled or on account of hardship (earnings on salary reduction contributions may not be distributed on the account of hardship). These limitations do not apply to withdrawals where the Company is directed to transfer some or all of the contract value to another
Section 403(b) plans.

INCOME TAX WITHHOLDING

  The Company is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless an individual elects to make a "direct rollover" of such amounts to another qualified plan or Individual Retirement Account or Annuity (IRA). Eligible rollover distributions generally include all distributions from qualified contracts, excluding IRAs, with the exception of (1) required minimum distributions, or (2) a series of substantially equal periodic payments made over a period of at least 10 years, or the life (joint lives) of the participant (and beneficiary). For any distributions from non-qualified annuity contracts, or distributions from qualified contracts which are not considered eligible rollover distributions, the Company may be required to withhold federal and state income taxes unless the recipient elects not to have taxes withheld and properly notifies the Company of such election.

                         DISTRIBUTION OF THE CONTRACTS

  Allstate Life Financial Services, Inc. ("ALFS"), 3100 Sanders Road, Northbrook Illinois, an indirect wholly owned subsidiary of Allstate Insurance Company, acts as the principal underwriter of the Contracts. ALFS is registered as a broker-dealer under the Securities Exchange Act of 1934 and became a member of the National Association of Securities Dealers, Inc. on June 30, 1993. Contracts are sold by registered representatives of broker-dealers or bank employees who are licensed insurance agents appointed by the Company, either individually or through an incorporated insurance agency. Contracts may be sold by representatives or employees of banks which may be acting as broker-dealers without separate registration under the Securities Exchange Act of 1934, pursuant to legal and regulatory exceptions.

  Commissions paid may vary, but in aggregate are not anticipated to exceed 6.75% of any purchase payment. In addition, under certain circumstances, certain sellers of the Contracts may be paid persistency bonuses which will take into account, among other things, the length of time purchase payments have been held under a Contract, and the amount of purchase payments. A persistency bonus is not expected to exceed .25%, on an annual basis, of the purchase payments considered in connection with the bonus. These commissions are intended to cover distribution expenses. In addition, sale of the Contract may count toward incentive program awards for the registered representative. All Commissions are paid by the Company and not by the separate account.

  The underwriting agreement with ALFS provides for indemnification of ALFS by the Company for liability to Owners arising out of services rendered or Contracts issued.

                                 VOTING RIGHTS

  The Owner or anyone with a voting interest in the Sub-account of the Variable Account may instruct the Company on how to vote at shareholder meetings of the Fund Series. The Company will solicit and cast each vote according to the procedures set up by the Fund Series and to the extent required by law. The Company reserves the right to vote the eligible shares in its own right, if subsequently permitted by the Investment Company Act of 1940, its regulations or interpretations thereof.

  Fund shares as to which no timely instructions are received will be voted in proportion to the voting instructions which are received with respect to all Contracts participating in that Sub-account. Voting instructions to abstain on any item to be voted upon will be applied on a pro-rata basis to reduce the votes eligible to be cast.

  Before the Payout Start Date, the Owner holds the voting interest in the Sub-account of the Variable Account (The number of votes for the Owner will be determined by dividing the Contract Value attributable to a Sub-account by the net asset value per share of the applicable eligible Fund.)

  After the Payout Start Date, the person receiving income payments has the voting interest. After the Payout Start Date, the votes decrease as income payments are made and as the reserves for the Contract decrease. That person's number of votes will be determined by dividing the reserve for such Contract allocated to the applicable Sub-account by the net asset value per share of the corresponding eligible Fund.

                            SELECTED FINANCIAL DATA

  The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this prospectus beginning on page F-1.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                            SELECTED FINANCIAL DATA
                               ($ IN THOUSANDS)

YEAR-END FINANCIAL DATA       1995       1994       1993       1992      1991
- -----------------------    ---------- ---------- ---------- ---------- --------
For The Years Ended
 December 31:
 Revenues................. $  250,854 $  186,249 $  227,445 $  203,890 $186,955
 Income from Continuing
  Operations..............     19,522     18,221     13,163     12,225   15,996
 Net Income...............     19,522     18,221     13,163     12,225   15,996
As of December 31:
  Total Assets............  1,842,969  1,449,993  1,410,895  1,162,763  943,871

  In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which resulted in a charge against 1992 earnings of $623 thousand on an after tax basis. Effective December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that investments classified as available for sale be carried at fair value. The net effect of adoption of this statement increased shareholder's equity at December 31, 1993 by $25,391 and did not have a material impact on net income. (See note 3 to the Financial Statements.)

QUARTERLY FINANCIAL DATA                                      1996      1995
- ------------------------                                    --------- ---------
For The Quarters Ended June 30:
 Revenues.................................................. $  56,667 $  59,766
 Net Income................................................     5,313     4,434
As of June 30:
  Total Assets............................................. 1,793,492 1,577,384

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The following highlights significant factors influencing results of operations and financial position.

  Allstate Life Insurance Company of New York ("the Company"), which is wholly owned by a wholly-owned subsidiary ("Parent") of Allstate Insurance Company ("Allstate"), markets life insurance and group and individual annuities in the state of New York, with products consisting predominately of structured settlement annuities sold through independent brokers. The Company also utilizes Allstate agencies and direct marketing to distribute its traditional and universal life and accident and disability insurance products. Additionally, flexible premium deferred variable annuity contracts and certain single and flexible premium annuities are marketed to individuals through the account executives of Dean Witter Reynolds Inc.

RESULTS OF OPERATIONS

                                                  1995        1994       1993
                                               ----------  ---------- ----------
                                                       ($ IN THOUSANDS)
Statutory premiums and deposits..............  $  216,361  $  153,000 $  226,993
                                               ==========  ========== ==========
Invested assets (1)..........................   1,335,854   1,184,024  1,148,709
Separate Account assets (2)..................     220,141     175,918    145,866
                                               ----------  ---------- ----------
Invested assets, including Separate Account
 assets......................................   1,555,995   1,359,942  1,294,575
                                               ==========  ========== ==========
Premium income and contract charges..........     148,316      88,560    126,913
Net investment income........................     104,384      96,911     95,956
Policy benefits..............................     198,055     137,434    175,676
Operating expenses...........................      23,366      20,205     31,894
Early retirement program.....................                   1,210
                                               ----------  ---------- ----------
Income from operations.......................      31,279      26,622     15,299
Income tax on operations.....................      10,557       8,907      5,110
                                               ----------  ---------- ----------
Net operating income.........................      20,722      17,715     10,189
Realized capital gains and losses, after tax.      (1,200)        506      2,974
                                               ----------  ---------- ----------
Net income...................................  $   19,522  $   18,221 $   13,163
                                               ==========  ========== ==========

- --------
(1) Fixed income securities included in invested assets are carried at amortized cost in the table above and at fair value in the statements of financial position.
(2) Separate Accounts are included at fair value.

STATUTORY PREMIUMS AND DEPOSITS

  Statutory premiums, which include premiums and deposits for all products, increased $63.4 million or 41.4% in 1995 from 1994. The increase is primarily due to growth in sales of individual annuities, which comprised 77.3% of statutory premiums and deposits in 1995. Increased sales of structured settlement annuities in 1995 were partially offset by a decrease in the sales of variable annuities. In 1994, statutory premiums decreased 32.6% from 1993 levels. The decrease was due primarily to lower sales of structured settlement annuities.

PREMIUM INCOME, CONTRACT CHARGES AND PROVISION FOR POLICY BENEFITS

  Premium income and contract charges under generally accepted accounting principles ("GAAP") increased 67.5% in 1995 and decreased 30.2% in 1994. Under GAAP, revenues exclude deposits on most annuities and premiums on universal life insurance policies. The changes in premium and contract charges in 1995 and 1994 reflect fluctuations primarily in the level of sales of structured settlement annuities sold with life contingencies. Policy benefits increased $60.6 million, or 44.1% during 1995, and decreased $38.2 million or 21.8% in 1994. These changes also reflect fluctuations primarily in the level of sales of structured settlement annuities with life contingencies.

NET INVESTMENT INCOME

  Pre-tax net investment income increased 7.7% in 1995 and was essentially unchanged in 1994. The increase in 1995 was related to the 12.8% or $151.8 million increase in invested assets resulting primarily from growth in new business, partially offset by surrenders and other benefits paid.

OPERATING EXPENSES

  Operating expenses increased by $2.0 million, or 9.1%, resulting from an increase in amortization of deferred acquisition costs, partially offset by the costs of an early retirement program recorded in 1994. The decrease of $10.5 million, or 32.9%, in 1994 operating expense is attributable to a decrease in amortization of deferred acquisition costs, which were higher in 1993 as a result of annuity contract surrenders.

  In 1994, an after tax charge of $0.8 million related to the cost of an early retirement program offered to certain home office employees was recorded. The program provides one year of salary continuation and related benefits during the salary continuation period, and an enhanced retirement benefit.

NET OPERATING INCOME

  Net operating income increased 17.0% in 1995 from 1994, which in turn increased 73.9% from 1993. The increase in net operating income in 1995 was primarily due to higher margins and growth in revenues. The increase in 1994 over 1993 was primarily due to a decrease in operating expenses.

REALIZED CAPITAL GAINS AND LOSSES

  Net realized capital losses were reported in 1995 as compared to net realized capital gains in 1994. Capital losses in 1995 were realized primarily from writedowns of mortgage loans, partially offset by gains on sales of fixed income securities. Realized capital gains in 1994 decreased from gains realized in 1993. While the Company experienced lower asset writedowns in 1994, realized capital gains from sales of securities and bond calls were also significantly lower than the prior year. Realized capital gains in 1993 included the effect of sales related to repositioning a portion of the investment portfolio to improve the matching of assets with related liabilities.

FINANCIAL POSITION

INVESTMENTS

  The Company follows an investment strategy that combines the goals of safety, stability, liquidity, growth and total return. It seeks to balance preservation of principal with after-tax yield while maintaining portfolio diversification. The composition of the portfolio is the result of various interrelated investment considerations including protection of principal, appreciation potential, tax consequences, and yield, as well as asset/liability management issues such as cash flow and duration matching. To achieve an economic balance between assets and liabilities, the investment portfolios are segmented by type of insurance product.

  The composition of the investment portfolio at December 31, 1995 is presented in the table below (see Notes 2 and 6 to the financial statements for investment accounting policies and additional information).

                                                                        PERCENT
                                                       ($ IN THOUSANDS) TO TOTAL
                                                       ---------------- --------
Fixed income securities
 Privately placed corporate bonds.....................    $  466,208      30.2%
 U.S. government and agencies.........................       435,555      28.3
 Publicly traded corporate bonds......................       258,829      16.8
 Mortgage-backed securities...........................       225,560      14.6
 State and municipal..................................        38,741       2.5
                                                          ----------     -----
  Total fixed income securities.......................    $1,424,893      92.4
Mortgage loans........................................        86,394       5.6
Policy loans..........................................        22,785       1.5
Short-term and other..................................         7,257        .5
                                                          ----------     -----
  Total...............................................    $1,541,329     100.0%
                                                          ==========     =====

FIXED INCOME SECURITIES

  The Company generally holds its fixed income securities for the long term, but has classified all of these securities at December 31, 1995, as "available for sale" which are carried in the statement of financial position at fair value, to allow maximum flexibility in portfolio management. At December 31, 1995, net unrealized capital gains on the fixed income securities portfolio totaled $205.5 million compared to an unrealized capital loss of $11.5 million as of December 31, 1994. The significant change in the unrealized gain/loss position is primarily attributable to declining interest rates.

  As of December 31, 1995, the fixed income securities portfolio included $466.2 million or 30.2% of the portfolio invested in privately placed corporate obligations, stated at fair value. Compared to public securities, private placements generally afford the advantages of higher yields, improved cash flow predictability through pro-rata sinking funds on many bonds, and a combination of covenant and call protection features designed to better protect the holder against losses resulting from credit deterioration, reinvestment risk, and losses resulting from fluctuations in interest rates. The relative disadvantages of private placements include the fact that the securities are generally less liquid than public securities and that access to information regarding privately placed securities is generally more restricted than for public securities. The Company determines the fair value of privately placed fixed income securities based on discounted cash flows using current interest rates for similar securities.

  At December 31, 1995 the Company had $225.6 million or 14.6% of the portfolio invested in mortgage-backed securities ("MBS"). These securities provide higher-than-average credit quality and liquidity. The Company mitigates credit risk primarily by purchasing securities with underlying collateral that is guaranteed by U.S. government entities.

  MBS are subject to risks associated with repayment of principal, which may result in the securities having a different actual maturity and yield than anticipated at the time of purchase. Securities that have an amortized cost greater than par value, will incur a decrease in yield if mortgages repay faster than expected. Those securities that have an amortized cost lower than par value generate an increase in yield if mortgages repay faster than expected. The degree to which a security is susceptible to changes in yield is influenced by the difference between its amortized cost and par value, the relative sensitivity to repayment of the underlying mortgages backing the securities in a changing interest rate environment, and the repayment priority of the securities in the overall securitization structure. The Company attempts to limit repayment risk by purchasing MBS whose cost does not significantly exceed par value, and with repayment protection to provide a more certain cash flow to the Company. At December 31, 1995, the amortized cost of the MBS portfolio was below par value by $8.1 million.

  The Company closely monitors its fixed income portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt. The total pretax provisions for losses attributable to fixed income securities for 1995, 1994 and 1993 were $2.4, $0.6 and $1.2 million, respectively.

  The Company monitors the quality of its fixed income portfolio, in part, by categorizing certain investments as problem, restructured or potential problem. Problem fixed income securities as securities in default with respect to principal and/or interest and/or securities issued by companies that went into bankruptcy subsequent to acquisition of the security. Restructured fixed income securities have modified terms and conditions that were not at current market rates or terms at the time of the restructuring. Potential problem fixed income securities are current with respect to contractual principal and/or interest, but because of other facts and circumstances, management has serious doubts regarding the borrower's ability to pay future interest and principal, which causes management to believe these securities may be classified as problem or restructured in the future.

  There were no problem and potential problem fixed income investments as of December 31, 1995, compared to $7.0 million of potential problem fixed income securities at December 31, 1994. The $7.0 million of potential problem fixed income securities at December 31, 1994 related to a single security and has been removed from the potential problem category due to its improved status.

FINANCIAL FUTURES CONTRACTS

  As part of its asset/liability management, the Company generally utilizes futures contracts to hedge its interest rate risk related to anticipatory investment purchases as well as to enhance asset/liability management. The Company does not hold or issue these instruments for trading purposes. At December 31, 1995, the Company had $22.9 million in notional amount of futures contracts outstanding, all of which mature within one year.

MORTGAGE LOANS

  The Company's $86.4 million investment in mortgage loans at December 31, 1995 is comprised primarily of loans secured by first mortgages on developed, commercial real estate. Geographical and property type diversification are key considerations used to manage the Company's mortgage loan risk.

  The Company closely monitors its commercial mortgage loan portfolio on a loan-by-loan basis. Loans with an estimated collateral value less than the loan's balance, as well as loans with other characteristics indicative of a higher than normal credit risk, are reviewed by financial and investment management for purposes of establishing valuation allowances and placing loans on non-accrual status. The underlying collateral values are based upon discounted property cash flow projections, which are updated at least annually or as conditions change. The total pretax provisions for loan losses were $2.2, $0.7 and $1.2 million, during 1995, 1994 and 1993, respectively.

  The Company defines problem commercial mortgage loans as loans that are in foreclosure, loans for which a principal or interest payment is over 60 days past due, or are current with respect to interest payments, but considered in substance foreclosed. Restructured commercial loans have modified terms and conditions that were not at prevailing market rates or terms at the time of the restructuring. Potential problem commercial mortgage loans are current with respect to interest payments, or less than 60 days delinquent as to contractual principal and interest payments, but because of other facts and circumstances, management has serious doubts regarding the borrower's ability to pay future interest and principal which causes management to believe these loans may be classified as problem or restructured in the future.

  At December 31, 1995 and December 31, 1994 total problem, restructured and potential problem loans, net of valuation allowances, were $9.6 million and $8.4 million, respectively. The net carrying value of impaired loans (see Note 6 of the financial statements) at December 31, 1995 was $9.6 million. All problem, restructured and potential problem loans were considered to be impaired at December 31, 1995.

SEPARATE ACCOUNTS

  Separate Account balances increased 25.1% from $175.9 million at December 31, 1994 to $220.1 million at December 31, 1995 due to sales of flexible premium deferred variable annuity contracts, transfers from fixed annuities to variable annuities and favorable investment performance of the Separate Accounts, partially offset by surrenders.

RESERVE FOR LIFE INSURANCE POLICY BENEFITS

  The reserve for life insurance policy benefits increased 33.4% to $838.7 million at December 31, 1995, resulting primarily from the sales of structured settlement annuities with life contingencies.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal source of funds consists primarily of premiums and annuity deposits and collections of principal and income from the investment portfolio. The Company generates substantial positive cash flows from operating activities. The major use of these funds are policyholder claims and benefits, contract maturities, surrenders and other operating costs.

FINANCIAL RATINGS AND STRENGTH

  Liquidity for life insurance companies is measured by their ability to pay contractual benefits, pay operating expenses and fund investment commitments. Independent insurance industry rating organizations rate life insurance companies based on their overall performance and ability to meet their policyholder obligations over a long period of time. Such ratings are directed toward the protection of policyholders, not investors. Claims-paying ability ratings at December 31, 1995 assigned to the Company include AA+ and A+(g) from Standard & Poor's and A.M. Best, respectively. In addition, Moody's assigned the Company an Aa3 financial stability rating at December 31, 1995.

  The National Association of Insurance Commissioners ("NAIC") has a standard for assessing the solvency of insurance companies, which is referred to as "risk-based capital" ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for life insurance companies establishes capital requirements relating to insurance risk, business risk, asset risk and interest rate risk. At December 31, 1995, RBC for the Company was significantly above levels which would require regulatory action.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
               OF OPERATIONS FOR THE QUARTER ENDED JUNE 30, 1996

GENERAL

  The following highlights significant factors influencing results of operations and changes in financial position of Allstate Life Insurance Company of New York (the "Company"). It should be read in conjunction with the discussion and analysis and financial statements thereto found under Items 7 and 8 of Part II of the Allstate Life Insurance Company of New York Annual Report on Form 10-K.

  The Company, which is wholly owned by a wholly-owned subsidiary ("Parent") of Allstate Insurance Company ("Allstate"), markets life insurance and group and individual annuities in the state of New York, with products consisting predominately of structured settlement annuities sold through independent brokers. The Company also utilizes Allstate agencies and direct marketing to distribute its traditional and universal life and accident and disability insurance products. Certain single and flexible premium annuities are marketed to individuals through the account executives of Dean Witter Reynolds Inc. The Company issues flexible premium deferred variable annuity contracts, also sold through the account executives of Dean Witter Reynolds Inc., the assets and liabilities of which are legally segregated and reflected in the accompanying statements of financial position as the assets and liabilities of the Separate Accounts.

  Separate Account assets and liabilities are carried at fair value in the statements of financial position. Investment income and realized gains and losses of the Separate Account investments accrue directly to the contractholders (net of fees) and, therefore are not included in the Company's statements of operations.

RESULTS OF OPERATIONS

                                      THREE MONTHS             SIX MONTHS
                                     ENDED JUNE 30,          ENDED JUNE 30,
                                  ---------------------  ----------------------
                                     1996       1995        1996       1995
                                  ---------- ----------  ---------- -----------
                                    ($ IN THOUSANDS)        ($ IN THOUSANDS)
Statutory premiums and deposits.  $   44,541 $   47,465  $   89,359 $   118,751
                                  ========== ==========  ========== ===========
Invested assets (1).............  $1,396,589 $1,259,751  $1,396,589 $ 1,259,751
Separate Account assets.........     238,347    195,438     238,347     195,438
                                  ---------- ----------  ---------- -----------
Invested assets, including
 Separate Account assets........  $1,634,936 $1,455,189  $1,634,936 $ 1,455,189
                                  ========== ==========  ========== ===========
Premium income and contract
 charges........................  $   28,417 $   34,829  $   57,221 $    86,445
Net investment income...........      27,830     25,455      55,424      50,682
Policy benefits.................      42,372     46,864      85,389     109,771
Operating expenses..............       5,759      6,276      11,379      12,177
Income from operations..........       8,116      7,144      15,877      15,179
Income tax on operations........       3,076      2,374       5,867       5,098
                                  ---------- ----------  ---------- -----------
Net operating income............       5,040      4,770      10,010      10,081
                                  ---------- ----------  ---------- -----------
Realized capital gains and
 losses, after tax..............         273       (336)        228      (1,386)
                                  ---------- ----------  ---------- -----------
Net income......................  $    5,313 $    4,434  $   10,238 $     8,695
                                  ========== ==========  ========== ===========

- --------
(1) Fixed income securities are included in invested assets at amortized cost in the table above and are carried at fair value in the statements of financial position. Separate Accounts are included at fair value in both the table above and the statements of financial position.

STATUTORY PREMIUMS AND DEPOSITS

  Statutory premiums, which include premiums and deposits for all products, decreased $2.9 million, or 6.2% for the second quarter of 1996 from $47.5 million for the same period in 1995. For the first six months of 1996, statutory premiums decreased $29.4 million or 24.8% from $118.8 million for the same period in 1995. The decreases for both periods are due primarily to lower sales of structured settlement annuities, partially offset by increases in sales of variable annuity and life products.

PREMIUM INCOME, CONTRACT CHARGES AND PROVISION FOR POLICY BENEFITS

  Premium income and contract charges under generally accepted accounting principles ("GAAP") decreased 18.4% for the three-month period ended June 30, 1996 and decreased 33.8% for the first six months of 1996 from the same periods in 1995. Under GAAP, revenues exclude deposits on most annuities and premiums on universal life insurance policies. The decrease in premium and contract charges in 1996 is primarily the result of lower sales of structured settlement annuities with life contingencies. Policy benefits decreased $4.5 million, or 9.6% during the second quarter of 1996, and decreased $24.4 million, or 22.2% for the six months ended June 30,

1996, also reflecting the decreased sales of structured settlement annuities with life contingencies, partially offset by higher mortality costs resulting from growth in the life insurance block of business.

NET INVESTMENT INCOME

  Pre-tax net investment income increased 9.3% in the second quarter of 1996 and 9.4% for the six months ended June 30, 1996, compared to the same periods in 1995. The increases were primarily related to the 10.9% or $136.8 million increase in invested assets. The overall portfolio yield declined slightly, as proceeds from calls and maturities as well as new premiums and deposits were invested in securities yielding less than the average portfolio rate.

OPERATING EXPENSES

  Operating expenses decreased by $517 thousand, or 8.2%, in the second quarter of 1996 and $798 thousand, or 6.6%, for the six months ended June 30, 1996, compared to the same periods in 1995. The decrease is primarily attributable to reduced acquisition costs due to lower sales of structured settlement annuities. First quarter 1995 operating expenses reflected a one-time $303 thousand benefit related to a reduced rate of amortization of deferred policy acquisition costs, due to favorable universal life insurance persistency.

NET OPERATING INCOME

  Net operating income increased by 5.7% in the second quarter of 1996, compared to the same period in 1995. The increase for the quarter is primarily attributable to higher mortality margins and reduced operating expenses. Net operating income for the first six months of 1996 remained essentially unchanged as compared to the same period in 1995, since 1995 included the nonrecurring benefit attributable to the amortization of deferred acquisition costs as described above.

REALIZED CAPITAL GAINS AND LOSSES

  Net realized after-tax capital gains were $273 thousand and $228 thousand for the three- and six-month periods ending June 30, 1996, compared to net realized after-tax losses of $336 thousand and $1.4 million for the comparable periods in 1995. The increases in capital gains are primarily attributable to lower commercial mortgage loan losses in 1996.

INVESTMENTS

FIXED INCOME SECURITIES

  The Company monitors the quality of its fixed income portfolio, in part, by categorizing certain investments as problem, restructured or potential problem investments. Problem fixed income securities are securities in default with respect to principal and/or interest and/or securities issued by companies that went into bankruptcy subsequent to acquisition of the security. Restructured fixed income securities have modified terms and conditions that were not at current market rates or terms at the time of the restructuring. Potential problem fixed income securities are current with respect to contractual principal and/or interest, but because of other facts and circumstances, management has serious doubts regarding the borrower's ability to pay future interest and principal, which causes management to believe these securities may be classified as problem or restructured in the future. At June 30, 1996, problem, restructured and potential problem fixed income securities were $3.8 million. There were no problem, restructured, and potential problem fixed income securities at December 31, 1995.

MORTGAGE LOANS

  The Company monitors the quality of its mortgage loans by categorizing certain loans as problem, restructured or potential problem. Problem commercial mortgage loans are loans that are in foreclosure, loans for which a principal or interest payment is over 60 days past due, or are current with respect to interest payments, but considered in-substance foreclosed. Restructured commercial mortgage loans have modified terms and conditions that were not at current market rates or terms at the time of the restructuring. Potential problem commercial mortgage loans are current with respect to interest payments, or less than 60 days delinquent as to contractual principal and/or interest payments, but because of other facts and circumstances, management has serious doubts regarding the borrower's ability to pay future interest and principal which causes management to believe these loans may be classified as problem or restructured in the future. Total problem, restructured and potential problem loans, net of valuation allowances, were $6.5 million and $9.6 million at June 30, 1996 and December 31, 1995, respectively.

  The total pre-tax provision for loan losses was $104 thousand and $2.2 million for the six months ended June 30, 1996 and 1995, respectively. The carrying value of impaired loans was $4.4 million and $9.6 million as of June 30, 1996 and December 31, 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal source of funds consists primarily of premiums and annuity deposits and collections of principal and income from the investment portfolio. The Company generates substantial positive cash flows from operating activities. The major uses of these funds are policyholder claims and benefits, acquisition of investments, contract maturities, surrenders and other operating costs.

                                  COMPETITION

  The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance and annuities. There are approximately 2,000 stock, mutual and other types of insurers in business in the United States. Several independent rating agencies regularly evaluate life insurer's claims-paying ability, quality of investments and overall stability. A.M. Best Company assigns A+g (Superior) to the Company. A.M. Under Best's rating policy and procedure, the Company is assigned the Best's rating of its parent Company, and is based on the consolidated performance of the parent and its subsidiary. Standard & Poor's Insurance Rating Services assigns AA+ (Excellent) to the Company and Moody's assigns an Aa3 (Excellent) financial stability rating to the Company. These ratings do not relate to the investment performance of the Variable Account.

                                   EMPLOYEES

  As of December 31, 1995, the Company had approximately 80 employees at its home office in Farmingville, New York who work primarily on the Company's matters.

                                   PROPERTIES

  The Company occupies office space in Farmingville, New York which is owned by its parent company.

                          STATE AND FEDERAL REGULATION

  The insurance business of the Company is subject to comprehensive and detailed regulation and supervision in the State of New York. The laws of New York establish a supervisory agency with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with the supervisory agency and its operations and accounts are subject to examination by such agency at regular intervals.

  Under insurance guaranty fund law, for the State of New York, insurers doing business therein can be assessed up to prescribed limits for contract owner losses incurred as a result of company insolvencies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. These laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

  In addition, the State of New York regulates affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

  Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the securities and insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

  The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations).

LOUIS G. LOWER, II, 50, Chairman of the Board and President (1992)*

  He is also President and Chairman of the Board of Directors of Allstate Life Insurance Company, Northbrook Life Insurance Company, Glenbrook Life and Annuity Company, Glenbrook Life Insurance Company, and The Northbrook Corporation; Chairman of the Board of Directors and Chief Executive Officer of Surety Life Insurance Company and Lincoln Benefit Life Company; Chairman of the Board of Directors of Allstate Settlement Corporation; Director and Senior Vice President of Allstate Insurance Company; Vice President of the Allstate Foundation; and Director of Allstate Life Financial Services, Inc., Allstate Indemnity Company, Allstate Property and Casualty Insurance Company, Deerbrook Insurance Company, Northbrook Indemnity Company, Northbrook National Insurance Company, Northbrook Property and Casualty Insurance Company, Allstate International, Inc. and Saison Life Insurance Company, Ltd. Prior to 1990, he was Executive Vice President of Allstate Life Insurance Company. From 1992 to 1995, in addition to his position as Chairman of the Board, he was also President of the Company.

MICHAEL J. VELOTTA, 50, Vice President, Secretary, General Counsel, and Director (1993)*

  He is also Vice President, Secretary, General Counsel and Director of Allstate Life Insurance Company, Northbrook Life Insurance Company, Glenbrook Life Insurance Company and Glenbrook Life and Annuity Company; Secretary and Director of Allstate Settlement Corporation, Allstate Life Financial Services, Inc. and The Northbrook Corporation; and Director of Surety Life Insurance Company and Lincoln Benefit Life Company. Prior to 1993, he was Vice President and Assistant General Counsel of Allstate Insurance Company.

SHARMAINE M. MILLER, 42, Director and Chief Administrative Officer (1996)*

  Prior to 1996, she was a Department manager for Allstate Insurance Company.

PETER H. HECKMAN, 50, Vice President (1992)*

  He is also Vice President and Director of Allstate Life Insurance Company, Northbrook Life Insurance Company, Glenbrook Life Insurance Company, Allstate Settlement Corporation and Glenbrook Life and Annuity Company; Vice President and Controller of The Northbrook Corporation; and Director of Surety Life Insurance Company and Lincoln Benefit Life Company. Prior to 1992, he was Vice President and Director of Allstate Life Insurance Company, Northbrook Life Insurance Company, Glenbrook Life Insurance Company and Glenbrook Life and Annuity Company.

TIMOTHY H. PLOHG, 49, Vice President and Director (1995)*

  Timothy H. Plohg is also Vice President and Director of Allstate Life Insurance Company. Prior to 1995, he was Vice President of the ALSC; Assistant Vice President Sales, Regional Vice President.

KEVIN R. SLAWIN, 39, Vice President and Director, (1996).*

  He is also currently a Director of Allstate Life Financial Services, Inc., Vice President and Director of Allstate Life Insurance Company, Glenbrook Life and Annuity Company, Allstate Settlement Corporation; Director of Laughlin Group Holdings, Inc. and Northbrook Life Insurance Company, Vice President of the Northbrook Corporation and Assistant Treasurer of the Allstate Corporation and Forestview Mortgage Insurance Company. From 1995 to 1996 he served in various capacities within the Allstate Corporation. Prior to 1995, he was Assistant Treasurer and Director for Sears Roebuck and Company.

MARCIA D. ALAZRAKI, 54, Director (1993)*

  Marcia D. Alazraki is an attorney practicing with the firm of Simpson, Thacher & Bartlett, New York, New York. Prior to 1991, she practiced with the firm of Shea & Gould, New York, New York.

JOSEPH F. CARLINO, 78, Director (1983)*

  Joseph F. Carlino is a self-employed practicing attorney in Mineola, New
York.

CLEVELAND JOHNSON, JR., 60, Director (1983)*

  Cleveland Johnson, Jr. is currently a Business Development Advocate for the Town of Islip, Division of Economic Development. Previously he was a Vice President with State University of New York in Farmingdale, New York.

PHILLIP E. LAWSON, 42, Director (1994)*

  Phillip E. Lawson is also a Regional Vice President of Allstate Insurance Company. Prior to 1990, he was a Director of Allstate Insurance Company.

GERARD F. MCDERMOTT, 49, Director (1995)*

  Gerard F. McDermott is also a Regional Vice president of Allstate Insurance Company. Prior to 1992, he held various management positions.

JOSEPH P. MCFADDEN, 56, Director (1992)*

  Joseph P. McFadden is also a Territorial Vice President of Allstate Insurance Company. Prior to 1992, he was a Claim Vice President of Allstate Insurance Company.

JOHN R. RABEN, JR., 50, Director (1988)*

  John R. Raben, Jr. is a Vice President & Municipal Bond/Public Finance Liaison with J.P. Morgan Securities, Inc.

THEODORE A. SCHNELL, 47, Assistant Vice President and Director (1995)*

  Theodore A. Schnell is also Assistant Treasurer of Glenbrook Life & Annuity Company, Glenbrook Life Insurance Company and Allstate Life Insurance Company.

SALLY A. SLACKE, 62, Director (1983)*

  Sally A. Slacke is also President of Slacke Test Boring, Inc.

CASEY J. SYLLA, 52, Chief Investment Officer (1995)*

  Casey J. Sylla is also Director of Allstate Insurance Company, Allstate Indemnity Company, Allstate Property and Casualty Insurance Company, Deerbrook Insurance Company, First Assurance Company, Northbrook Indemnity Company, Northbrook National Insurance Company, Northbrook Property and Casualty Insurance Company. He is also Chief Investment Officer of Glenbrook Life and Annuity Company, Allstate Settlement Corporation, The Northbrook Corporation, Allstate Insurance Company, Allstate Indemnity Company, Allstate Property and Casualty, Deerbrook Insurance Company, First Assurance Company, Northbrook Indemnity Company, Northbrook National Insurance Company, Northbrook Property and Casualty Insurance Company. Prior to 1995, he was Senior Vice President and Executive Officer Investments for Northwestern Mutual Life Insurance Company.

BARRY S. PAUL, 40, Assistant Vice President and Controller (1992)*

  He is also Assistant Vice President and Controller of Allstate Life Insurance Company, Northbrook Life Insurance Company, Glenbrook Life and Annuity Company and Glenbrook Life Insurance Company. Prior to 1992, he was Assistant Vice President of Allstate Life Insurance Company and Northbrook Life Insurance Company.

JAMES P. ZILS, 44, Treasurer (1995)*

  James P. Zils is also Treasurer of Allstate Life Financial Services, Inc., Allstate Settlement Corporation, Allstate Life Insurance Company, Glenbrook Life and Annuity Company, Glenbrook Life Insurance Company, Northbrook Life Insurance Company, The Northbrook Corporation. He is Treasurer and Vice President of AEI Group, Inc., Allstate International Inc., Allstate Motor Club, Inc., Direct Marketing Center, Inc., Enterprises Services Corporation, The Allstate Foundation, Forestview Mortgage Insurance Company, Allstate Indemnity Company, Allstate Property and Casualty, Deerbrook Insurance Company, First Assurance Company, Northbrook Indemnity Company, Northbrook National Insurance Company, Northbrook Property and Casualty Insurance Company. Prior to 1995 he was Vice President of Allstate Life Insurance Company. Prior to 1993 he held various management positions.
- --------
   *Date elected/appointed to current office.

                             EXECUTIVE COMPENSATION

  Executive officers of the Company also serve as officers of its parent company and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company. However, no officer's compensation allocated to the Company exceeded $100,000 in 1994. The allocated cash compensation of all officers of the Company as a group for services rendered in all capacities to the Company during 1994 totaled $9,216.31. Directors of the Company receive no compensation in addition to their compensation as employees of the Company.

                           SUMMARY COMPENSATION TABLE

                                                       LONG TERM COMPENSATION
                                                ------------------------------------
                          ANNUAL COMPENSATION      AWARDS     PAYOUTS
                         ---------------------- ------------ ----------
          (A)            (B)    (C)      (D)        (E)         (F)         (G)        (H)        (I)
                                                             SECURITIES
                                                OTHER ANNUAL RESTRICTED  UNDERLYING    LTIP    ALL OTHER
NAME AND PRINCIPAL             SALARY   BONUS   COMPENSATION   STOCK    OPTIONS/SARS PAYOUTS  COMPENSATION
POSITION                 YEAR   ($)      ($)        ($)       AWARD(S)      (#)        ($)        ($)
- ------------------       ---- -------- -------- ------------ ---------- ------------ -------- ------------
Louis G. Lower, II...... 1995 $416,000 $266,175   $17,044     $199,890      N/A      $411,122    $5,250(1)
 President and Chairman
 of the Board of
 Directors
                         1994 $389,050 $ 26,950   $25,889     $170,660      N/A             0    $1,890(1)
                         1993 $374,200 $294,683   $52,443     $318,625      N/A      $ 13,451    $6,296(1)
James J. Brazda(2)...... 1995 $115,870 $ 27,808   $   175            0      N/A             0    $5,761(3)
 Chief Administrative
 Officer and Director
                         1994 $108,195 $ 21,707         0     $ 16,935      N/A             0    $1,608(3)

- --------
(1) Amount received by Mr. Lower which represents the value allocated to his account from employer contributions under The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.
(2) Mr. Brazda no longer serves in this capacity for Allstate Life Insurance Company of New York.
(3) Amount received by Mr. Brazda which represents the value allocated to his account from employer contributions under The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.

  Shares of the Company are not directly owned by any director or officer of the Company. The percentage of shares of The Allstate Corporation beneficially owned by any director, and by all directors and officers of the Company as a group, does not exceed one percent of the class outstanding.

                               LEGAL PROCEEDINGS

  From time to time the Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and the related financial statement schedules included in this prospectus have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, Illinois, 60601-6779, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  Sutherland, Asbill and Brennan, of Washington, D.C., has provided advice on certain legal matters relating to the federal securities laws applicable to the issue and sale of the Contracts. All matters of New York law pertaining to the Contracts, including the validity of the Contracts and the Company's right to issue such Contracts under New York insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK:

  We have audited the accompanying Statements of Financial Position of Allstate Life Insurance Company of New York as of December 31, 1995 and 1994, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1995. Our audits also included Schedule IV--Reinsurance and Schedule V--Valuation and Qualifying Accounts. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Allstate Life Insurance Company of New York as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV--Reinsurance and Schedule V--Valuation and Qualifying Accounts, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

  As discussed in Note 3 to the financial statements, in 1993 the Company changed its method of accounting for investments in fixed income securities.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 1, 1996

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                        STATEMENTS OF FINANCIAL POSITION

                                                             DECEMBER 31,
                                                         ---------------------
                                                            1995       1994
                                                         ---------- ----------
                                                           ($ IN THOUSANDS)
Assets
 Investments
  Fixed income securities
   Available for sale, at fair value (amortized cost
    $1,219,418 and $468,518)............................ $1,424,893 $  457,018
   Held to maturity, at amortized cost (fair value
    $583,000)...........................................               601,359
  Mortgage loans........................................     86,394     86,435
  Policy loans..........................................     22,785     20,500
  Short-term............................................      7,257      7,212
                                                         ---------- ----------
    Total investments...................................  1,541,329  1,172,524
 Deferred acquisition costs.............................     53,944     50,699
 Accrued investment income..............................     18,828     16,518
 Reinsurance recoverable................................      3,331     10,365
 Deferred income taxes..................................                17,443
 Cash...................................................      1,472      1,763
 Other assets...........................................      3,924      4,763
 Separate Accounts......................................    220,141    175,918
                                                         ---------- ----------
    Total assets........................................ $1,842,969 $1,449,993
                                                         ========== ==========
Liabilities
 Reserve for life insurance policy benefits............. $  838,739 $  626,316
 Contractholder funds...................................    499,548    483,812
 Deferred income taxes..................................     23,659
 Other liabilities and accrued expenses.................      8,950     13,304
 Net payable to affiliates..............................      1,865      1,402
 Separate Accounts......................................    220,141    175,918
                                                         ---------- ----------
    Total liabilities...................................  1,592,902  1,300,752
                                                         ---------- ----------
Shareholder's Equity
 Common stock, $25 par value, 80,000 shares authorized,
  issued and outstanding................................      2,000      2,000
 Additional capital paid-in.............................     45,787     45,787
 Unrealized net capital gains (losses)..................     74,413     (6,891)
 Retained income........................................    127,867    108,345
                                                         ---------- ----------
    Total shareholder's equity..........................    250,067    149,241
                                                         ---------- ----------
    Total liabilities and shareholder's equity.......... $1,842,969 $1,449,993
                                                         ========== ==========

                       See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF OPERATIONS

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1995      1994     1993
                                                    --------  -------- --------
                                                         ($ IN THOUSANDS)
Revenues
 Premium income (net of reinsurance ceded of
  $2,147, $2,198 and $4,929)....................... $126,713  $ 70,070 $110,051
 Contract charges..................................   21,603    18,490   16,862
 Net investment income.............................  104,384    96,911   95,956
 Realized capital (losses) gains...................   (1,846)      778    4,576
                                                    --------  -------- --------
                                                     250,854   186,249  227,445
                                                    --------  -------- --------
Costs and expenses
 Provision for policy benefits (net of reinsurance
  recoveries of $1,581, $1,860 and $1,773).........  198,055   137,434  175,676
 Amortization of deferred acquisition costs .......    5,502     3,875   10,319
 Operating costs and expenses......................   17,864    16,330   21,575
 Early retirement program..........................              1,210
                                                    --------  -------- --------
                                                     221,421   158,849  207,570
                                                    --------  -------- --------
Income before income taxes.........................   29,433    27,400   19,875
Income tax expense.................................    9,911     9,179    6,712
                                                    --------  -------- --------
Net income......................................... $ 19,522  $ 18,221 $ 13,163
                                                    ========  ======== ========

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                  UNREALIZED
                                                     NET
                                       ADDITIONAL  CAPITAL
                               COMMON   CAPITAL      GAINS   RETAINED
                                STOCK   PAID-IN    (LOSSES)   INCOME   TOTAL
                               ------- ---------- ---------- -------- --------
                                              ($ IN THOUSANDS)
Balance, December 31, 1992.... $ 2,000  $45,787        --    $ 76,961 $124,748
 Net income...................                                 13,163   13,163
 Change in unrealized net
  capital gains and losses....                     $25,391              25,391
                               -------  -------    -------   -------- --------
Balance, December 31, 1993....   2,000   45,787     25,391     90,124  163,302
 Net income...................                                 18,221   18,221
 Change in unrealized net
  capital gains and losses....                     (32,282)            (32,282)
                               -------  -------    -------   -------- --------
Balance, December 31, 1994....   2,000   45,787     (6,891)   108,345  149,241
 Net income...................                                 19,522   19,522
 Change in unrealized net
  capital gains and losses....                      81,304              81,304
                               -------  -------    -------   -------- --------
Balance, December 31, 1995.... $ 2,000  $45,787    $74,413   $127,867 $250,067
                               =======  =======    =======   ======== ========

                       See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                           STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1995      1994       1993
                                                --------  ---------  ---------
                                                      ($ IN THOUSANDS)
Cash flows from operating activities:
 Net income.................................... $ 19,522  $  18,221  $  13,163
 Adjustments to reconcile net income to net
  cash from operating activities:
  Realized capital losses (gains)..............    1,846       (778)    (4,576)
  Depreciation, amortization and other non-cash
   items.......................................  (22,348)   (18,969)   (14,618)
  Interest credited to contractholder funds....   26,924     27,233     26,476
  Increase in reserve for policy benefits and
   contractholder funds........................  103,513     55,233    101,348
  Increase in deferred acquisition costs.......   (5,537)    (6,850)    (2,396)
  Increase in accrued investment income........   (2,497)      (102)      (114)
  Change in deferred income taxes..............   (2,674)    (5,993)     7,564
  Changes in other operating assets and
   liabilities.................................    3,894    (18,082)    (3,609)
                                                --------  ---------  ---------
   Net cash from operating activities..........  122,643     49,913    123,238
                                                --------  ---------  ---------
Cash flows from investing activities:
 Proceeds from sales
  Fixed income securities available for sale...   13,526     49,903
  Fixed income securities......................                         46,496
 Investment collections
  Fixed income securities available for sale...   30,871     54,796
  Fixed income securities held to maturity.....    3,067     17,186
  Fixed income securities......................                        153,518
  Mortgage loans...............................    6,499      9,744      2,382
 Investment purchases
  Fixed income securities available for sale... (142,205)  (137,684)
  Fixed income securities held to maturity.....  (32,046)   (38,709)
  Fixed income securities......................                       (282,979)
  Mortgage loans...............................   (9,864)   (10,132)   (15,642)
 Change in short-term investments, net.........      (45)    41,528      4,254
 Change in policy loans, net...................     (859)    (2,133)        84
                                                --------  ---------  ---------
   Net cash from investing activities.......... (131,056)   (15,501)   (91,887)
                                                --------  ---------  ---------
Cash flows from financing activities:
 Contractholder fund deposits..................   76,534     57,468     84,024
 Contractholder fund withdrawals...............  (68,412)   (92,574)  (115,698)
                                                --------  ---------  ---------
   Net cash from financing activities..........    8,122    (35,106)   (31,674)
                                                --------  ---------  ---------
Net decrease in cash...........................     (291)      (694)      (323)
Cash at beginning of year......................    1,763      2,457      2,780
                                                --------  ---------  ---------
Cash at end of year............................ $  1,472  $   1,763  $   2,457
                                                ========  =========  =========


                      See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

1.ORGANIZATION AND NATURE OF OPERATIONS

  Allstate Life Insurance Company of New York (the "Company") is wholly owned by a wholly-owned subsidiary ("Parent") of Allstate Insurance Company ("Allstate"), a wholly-owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution").

  The Company markets life insurance and group and individual annuities in the state of New York, with products consisting predominately of structured settlement annuities sold through independent brokers. The Company also utilizes Allstate agencies and direct marketing to distribute its traditional and universal life and accident and disability insurance products. Additionally, flexible premium deferred variable annuity contracts and certain single and flexible premium annuities are marketed to individuals through the account executives of Dean Witter Reynolds, Inc. ("Dean Witter") (Note 4).

  Structured settlement annuity contracts issued by the Company are long-term in nature and involve fixed guarantees relating to the amount and timing of benefit payments. The fixed income securities supporting these obligations have been selected to meet the anticipated cash flow requirements of the related liabilities: however, in a low interest rate environment, funds from maturing investments may be reinvested at substantially lower interest rates than those which prevailed when the funds were previously invested. In addition, single and flexible premium annuity contracts issued by the Company are subject to discretionary withdrawal or surrender by the contractholder, subject to applicable surrender charges. The Company utilizes various modeling techniques in managing the relationship between assets and liabilities and employs strategies to minimize the Company's exposure to interest rate risk and to maintain investments which are sufficiently liquid to meet obligations to contractholders in various interest rate scenarios.

  The Company monitors economic and regulatory developments which have the potential to impact its business. Currently, there is proposed legislation which would permit banks greater participation in securities businesses, which could eventually present an increased level of competition for sales of the Company's annuity contracts. Furthermore, the federal government may enact changes which could possibly eliminate the tax-advantaged nature of annuities or eliminate consumers' need for tax deferral, thereby reducing the incentive for customers to purchase the Company's products. While it is not possible to predict the outcome of such issues with certainty, management evaluates the likelihood of various outcomes and develops strategies, as appropriate, to respond to such challenges.

  To conform with the 1995 presentation, certain items in the prior year's financial statements and notes have been reclassified.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LIFE INSURANCE ACCOUNTING

  The Company writes traditional life, accident and disability insurance. The Company also writes long-duration insurance contracts with terms that are not fixed and guaranteed, including single premium life insurance contracts, which are considered universal life-type contracts. The Company also sells long-duration contracts that do not involve significant risk of policyholder mortality or morbidity (principally single and flexible premium fixed and variable annuities and structured settlement annuities when sold without life contingencies), which are considered investment contracts. Limited payment contracts (policies with premiums paid over a period shorter than the contract period) primarily consist of group annuities and structured settlement annuities, when sold with life contingencies.

  Premiums for traditional life insurance are recognized as revenue when due. Accident and disability premiums are earned on a pro rata basis over the policy period. Revenues on universal life-type contracts are comprised of contract charges and fees and are recognized when assessed against the policyholder account balance. Revenues on investment contracts include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balances. Gross premiums in excess of the net premium on limited payment contracts are deferred and recognized over the contract period.

  The reserve for life insurance policy benefits, which relates to traditional life, group annuities and structured settlement annuities with life contingencies, and accident and disability insurance, is computed on the basis of assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as plan, year of issue and policy duration. Reserve interest rates ranged from 6.2% to 9.5% during 1995. To the extent that unrealized gains on available for sale securities would result in a premium deficiency had those gains actually been realized, the related increase in reserves is recorded as a reduction of the unrealized gains included in shareholder's equity.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                               ($ IN THOUSANDS)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Contractholder funds arise from the issuance of individual contracts that include an investment component, including most annuities and universal life-type contracts. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest accrued to the benefit of the contractholder less withdrawals, mortality charges, and administrative expenses. Credited interest rates on contractholder funds ranged from 3.0% to 6.8% for those contracts with fixed interest rates and from 3.6% to 8.5% for those with flexible rates during 1995.

  Certain costs of acquiring insurance business, principally agents' compensation, premium taxes, certain underwriting costs and direct mail solicitation expenses, are deferred and amortized to income. For traditional life, limited payment contracts and accident and disability, these costs are amortized in proportion to the estimated revenues on such business. For universal life-type and investment contracts, the costs are amortized in relation to the present value of estimated gross profits on such business. Changes in the amount or timing of estimated gross profits will result in adjustments in the cumulative amortization of these costs. To the extent that unrealized gains or losses on fixed income securities carried at fair value would result in an adjustment of deferred acquisition costs had those gains or losses actually been realized, the related unamortized deferred acquisition costs are recorded as a reduction of the unrealized gains or losses included in shareholder's equity.

SEPARATE ACCOUNTS

  The Company issues flexible premium deferred variable annuity contracts, the assets and liabilities of which are legally segregated and reflected in the accompanying statements of financial position as assets and liabilities of the Separate Accounts. Assets and liabilities of the Separate Accounts represent funds of Allstate Life of New York Variable Annuity Account and Allstate Life of New York Variable Annuity Account II ("Separate Accounts"), unit investment trusts registered with the Securities and Exchange Commission. The assets and liabilities of the Separate Accounts are carried at fair value. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and, therefore, are not included in the accompanying statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administration fees and mortality and expense risk charges.

INVESTMENTS

  Fixed income securities include bonds and mortgage-backed securities. Fixed income securities which may be sold prior to their contractual maturity ("available for sale") are carried at fair value. The difference between amortized cost and fair value, net of deferred income taxes, certain deferred acquisition costs and reserves for life insurance policy benefits, is reflected as a component of shareholder's equity. Fixed income securities which the Company has both the ability and positive intent to hold to maturity ("held to maturity") are carried at amortized cost. Provisions are made to write down the value of fixed income securities for declines in value that are other than temporary. Such writedowns are included in realized capital gains and losses.

  Mortgage loans are carried at outstanding principal balance, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows, discounted at the loan's original effective interest rate. Valuation allowances on loans not considered to be impaired are established based on consideration of the underlying collateral, borrower financial strength, current and future market conditions and other factors. While the Company believes its mortgage loans were carried at appropriate levels at December 31, 1995, further allowances may be required if market conditions or other circumstances surrounding the loans change.

  Short-term investments are carried at cost which approximates fair value. Policy loans are carried at the unpaid principal balances.

  Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed securities is determined on the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company designates financial futures contracts as hedges of fixed income securities and anticipated transactions when certain criteria are met. These criteria require financial futures contracts to reduce the interest rate risk associated with designated assets or

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

anticipated transactions. In addition, at the inception of the hedge and throughout the hedge period, high correlation between changes in the market value of the financial future contract and the fair value of, or interest income or expense associated with, the hedged item must exist. The Company only hedges those anticipated transactions that are probable of occurrence and whose significant terms and expected characteristics can be identified.

  When the hedged item is an existing asset, gains and losses on financial futures contracts are deferred as an adjustment to the amortized cost basis of the hedged item and are reported net of tax in shareholder's equity.

  When the hedged item is an anticipated transaction, gains and losses on financial futures contracts are deferred as other liabilities and accrued expenses. Once the anticipated transaction occurs, the deferred gains or losses are considered part of the amortized cost basis of the hedged asset. Accordingly, they are recognized in net investment income over the life of the hedged asset or are included in the recognition of gain or loss from disposition of that asset.

  Initial margin deposits are reported in short-term investments. Fees and commissions on financial futures contracts are deferred as an adjustment to the amortized cost basis of the hedged item.

  If, subsequent to entering into a hedge transaction, the financial futures contract becomes ineffective (including if the hedged item is sold or otherwise extinguished), the Company terminates the contract position. Gains and losses on these terminations are reported in realized capital gains (losses) in the period they occur. The Company may also terminate financial futures contracts as a result of other events or circumstances. Gains and losses on these terminations are reported in shareholder's equity, consistent with the accounting for the hedged item.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

  Commitments to extend mortgage loans have only off-balance-sheet risk because their contractual amounts are not recorded in the Company's statements of financial position.

REINSURANCE

  Certain premiums and policy benefits are ceded and reflected net of such cessions in the statements of operations. Reinsurance recoverable and the related reserves for policy benefits are reported separately in the statements of financial position. Reinsurance ceded arrangements do not discharge the Company as the primary insurer.

INCOME TAXES

  The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities and the enacted tax rates. The principal assets and liabilities giving rise to such differences are insurance reserves and deferred policy acquisition costs. Deferred income taxes also arise from unrealized capital gains or losses on fixed income securities carried at fair value.

USE OF ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.ACCOUNTING CHANGES

  Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS No. 114 defines impaired loans as loans in which it is probable that a creditor will be unable to collect all amounts contractually due under the terms of a loan agreement and requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The adoption of these statements did not have a material impact on net income or financial position.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

3.ACCOUNTING CHANGES (CONTINUED)

  Effective December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments classified as available for sale be carried at fair value. Previously, fixed income securities classified as available for sale were carried at the lower of amortized cost or fair value, determined in the aggregate. Unrealized holding gains and losses are reflected as a separate component of shareholder's equity, net of deferred income taxes, certain life deferred acquisition costs and reserves for life insurance policy benefits. The net effect of adoption of this statement increased shareholder's equity at December 31, 1993 by $25,391 and did not have a material impact on net income.

4.RELATED PARTY TRANSACTIONS

REINSURANCE

  The Company cedes business to the Parent under reinsurance treaties. Premiums and policy benefits ceded totaled $1,259 and $278 in 1995, $1,181 and $1,877 in 1994, and $4,109 and $1,288 in 1993. Included in the reinsurance recoverable at December 31, 1995 and 1994 are amounts due from the Parent of $1,212 and $1,120, respectively.

STRUCTURED SETTLEMENT ANNUITIES

  Allstate, through an affiliate, purchased $11,243, $7,568 and $24,778 of structured settlement annuities from the Company in 1995, 1994 and 1993, respectively. Included in premium income are $4,164, $1,221 and $7,170, for 1995, 1994 and 1993, respectively, for the amounts related to structured settlement annuities with life contingencies. Additionally, the provision for policy benefits was increased by approximately 94% of such premium received in each of these years.

BUSINESS OPERATIONS

  The Company utilizes services and business facilities owned or leased, and operated by Allstate in conducting its business activities. The Company reimburses Allstate for the operating expenses incurred by Allstate on its behalf. The cost to the Company is determined by various allocation methods and is primarily related to the level of the services provided. Expenses allocated to the Company were $21,288, $17,320 and $16,313 in 1995, 1994 and 1993, respectively. A portion of these expenses related to the acquisition of insurance business is deferred and amortized over the policy period.

DEAN WITTER

  Dean Witter is the primary distributor of the Company's single and flexible premium annuities. Dean Witter is also the distributor of flexible premium deferred variable annuity contracts and the investment manager for the Dean Witter Variable Investment Series, the fund in which the assets of the Separate Accounts are invested. Additionally, Dean Witter loans funds to an affiliate of the Parent under the terms of a strategic alliance.

5.INCOME TAXES

  A consolidated federal income tax return will be filed by the Parent and its life insurance subsidiaries, including the Company. Tax liabilities and benefits realized by the consolidated group are allocated as generated by the respective subsidiaries, whether or not such benefits generated by the subsidiaries would be available on a separate return basis. The Corporation and its domestic subsidiaries, including the Company, (the "Allstate Group"), will be eligible to file a consolidated tax return beginning in the year 2000.

  Prior to the Distribution, the Allstate Group joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Tax Sharing Agreement"). As a member of the Sears Tax Group, the Corporation was jointly and severally liable for the consolidated income tax liability of the Sears Tax Group. Under the Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Allstate Group in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Company filed a separate return, except that items such as net operating losses, capital losses, or similar items, which might not be immediately recognizable in a separate return, were allocated according to the Tax Sharing Agreement and reflected in the Company's provision to the extent that such items reduced the Sears Tax Group's federal tax liability.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

5.INCOME TAXES (CONTINUED)

  The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Tax Sharing Agreement with respect to the Company's federal income tax liability and taxes payable to or recoverable from the Sears Group.

  The components of the deferred income tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                                               1995      1994
                                                             --------  --------
Deferred assets
 Reserve for policy benefits................................ $ 25,562  $ 21,447
 Difference in tax bases of investments.....................    1,536     1,708
 Loss on disposal of discontinued operations................      376       378
 Reserve for postretirement benefits........................      496       446
 Unrealized loss on fixed income securities.................              3,711
 Other assets...............................................    1,701     2,402
                                                             --------  --------
  Total deferred assets.....................................   29,671    30,092
                                                             --------  --------
Deferred liabilities
 Unrealized gain on fixed income securities.................  (40,069)
 Policy acquisition costs...................................  (12,655)  (12,116)
 Prepaid commission expense.................................     (578)     (520)
 Other liabilities..........................................      (28)      (13)
                                                             --------  --------
  Total deferred liabilities................................  (53,330)  (12,649)
                                                             --------  --------
  Net deferred (liability) asset............................ $(23,659) $ 17,443
                                                             ========  ========

  The components of income tax expense are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1994     1993
                                                      -------  -------  -------
Current.............................................. $12,589  $15,172  $12,821
Deferred.............................................  (2,678)  (5,993)  (6,109)
                                                      -------  -------  -------
 Income tax expense.................................. $ 9,911  $ 9,179  $ 6,712
                                                      =======  =======  =======

  The Company paid income taxes of $11,000, $27,682 and $13,079 in 1995, 1994 and 1993, respectively to the Parent under the Tax Sharing Agreement. Additionally, the Company had income taxes payable to the Parent of $1,729 and $141 at December 31, 1995 and 1994, respectively.

  Prior to January 1, 1984, the Company was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 1995 of approximately $389 will result in taxes payable of $136 if distributed to the Company's shareholder. The Company has no plan to distribute amounts from the policyholder surplus account, and no further additions to the account are allowed by the Tax Reform Act of 1984.

6.INVESTMENTS

  In 1995, the Company transferred its held to maturity fixed income securities portfolio, with an amortized cost of $644,005 to the available for sale fixed income portfolio. The fair value of these fixed income securities was $726,820, resulting in an increase to shareholder's equity of $82,815 after adjustment for deferred income taxes, certain deferred acquisition costs and reserves for life insurance policy benefits. While the Company's investment philosophy has not changed, management chose to transfer these fixed income securities to available for sale to maximize the Company's flexibility in responding to changes in market conditions.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                               ($ IN THOUSANDS)

6.INVESTMENTS (CONTINUED)

FAIR VALUES

  The amortized cost, fair value and gross unrealized gains and losses for fixed income securities are as follows:

                                                    GROSS UNREALIZED
                                         AMORTIZED  ----------------
DECEMBER 31, 1995                           COST     GAINS   LOSSES  FAIR VALUE
- -----------------                        ---------- -------- ------- ----------
Available for sale
U.S. government and agencies............ $  336,331 $ 99,750 $   526 $  435,555
State and municipal.....................     36,002    2,831      92     38,741
Corporate...............................    633,731   92,073     767    725,037
Mortgage-backed securities.............. $  213,354   12,370     164    225,560
                                         ---------- -------- ------- ----------
 Total available for sale............... $1,219,418 $207,024 $ 1,549 $1,424,893
                                         ========== ======== ======= ==========
                                                    GROSS UNREALIZED
                                         AMORTIZED  ----------------
DECEMBER 31, 1994                           COST     GAINS   LOSSES  FAIR VALUE
- -----------------                        ---------- -------- ------- ----------
Available for sale
U.S. government and agencies............ $   28,621 $    299 $   825 $   28,095
State and municipal.....................     33,939      303   1,024     33,218
Corporate...............................    221,740    3,871   6,748    218,863
Mortgage-backed securities..............    184,218    1,188   8,564    176,842
                                         ---------- -------- ------- ----------
 Total available for sale............... $  468,518 $  5,661 $17,161 $  457,018
                                         ========== ======== ======= ==========
Held to maturity
U.S. government and agencies............ $  267,521 $  5,203 $24,723 $  248,001
Corporate...............................    328,194    8,462   7,377    329,279
Mortgage-backed securities..............      5,644       92      16      5,720
                                         ---------- -------- ------- ----------
 Total held to maturity................. $  601,359 $ 13,757 $32,116 $  583,000
                                         ========== ======== ======= ==========

SCHEDULED MATURITIES

  The scheduled maturities for fixed income securities at December 31, 1995 are as follows:

                                                      AMORTIZED COST FAIR VALUE
                                                      -------------- ----------
Due in one year or less..............................   $   21,352   $   21,841
Due after one year through five years................       78,391       83,922
Due after five years through ten years...............      165,998      182,739
Due after ten years..................................      740,323      910,831
                                                        ----------   ----------
                                                         1,006,064    1,199,333
Mortgage-backed securities...........................      213,354      225,560
                                                        ----------   ----------
 Total...............................................   $1,219,418   $1,424,893
                                                        ==========   ==========

  Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

UNREALIZED NET CAPITAL GAINS AND LOSSES

  Unrealized net capital gains and losses on fixed income securities available for sale included in shareholder's equity at December 31, 1995 are as follows:

                                           AMORTIZED             UNREALIZED NET
                                              COST    FAIR VALUE GAINS/(LOSSES)
                                           ---------- ---------- --------------
Fixed income securities available for
 sale..................................... $1,219,418 $1,424,893    $205,475
                                           ========== ==========
Reserves for life insurance policy
 benefits.................................                           (89,600)
Deferred income taxes.....................                           (40,068)
Deferred acquisition costs................                            (1,394)
                                                                    --------
 Total....................................                          $ 74,413
                                                                    ========

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

6.INVESTMENTS (CONTINUED)

  The change in unrealized net capital gains and losses for fixed income securities is as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Fixed income securities available for sale.................. $216,975  $(52,740)
Reserves for life insurance policy benefits.................  (89,600)
Deferred income taxes.......................................  (43,779)   17,382
Deferred acquisition costs..................................   (2,292)    3,076
                                                             --------  --------
 Change in unrealized net capital gains and losses.......... $ 81,304  $(32,282)
                                                             ========  ========

INVESTMENT INCOME

  Investment income by type of investment is as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                         1995    1994    1993
                                                       -------- ------- -------
Fixed income securities............................... $ 95,212 $88,149 $87,524
Mortgage loans........................................    7,999   8,092   7,435
Policy loans..........................................    1,309   1,153   1,017
Short-term............................................    1,435   1,093   1,385
                                                       -------- ------- -------
Investment income, before expense.....................  105,955  98,487  97,361
Investment expense....................................    1,571   1,576   1,405
                                                       -------- ------- -------
Net investment income................................. $104,384 $96,911 $95,956
                                                       ======== ======= =======

REALIZED CAPITAL GAINS AND LOSSES

  Realized capital gains and losses on investments are as follows:

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       ------------------------
                                                        1995     1994    1993
                                                       -------  ------  -------
Fixed income securities............................... $   422  $1,570  $ 5,657
Mortgage loans........................................  (2,268)   (792)  (1,081)
                                                       -------  ------  -------
 Realized capital (losses) gains......................  (1,846)    778    4,576
 Income tax (benefit) expense.........................    (646)    272    1,602
                                                       -------  ------  -------
 Realized capital (losses) gains...................... $(1,200) $  506  $ 2,974
                                                       =======  ======  =======

PROCEEDS FROM SALES OF FIXED INCOME SECURITIES

  The proceeds from sales of investments in fixed income securities, excluding calls, and related gross realized gains and losses are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1994     1993
                                                      -------  -------  -------
Proceeds............................................. $13,526  $49,903  $46,496
                                                      -------  -------  -------
Gross realized gains................................. $   172  $ 1,743  $ 1,780
Gross realized losses................................    (105)    (973)     (30)
                                                      -------  -------  -------
 Net realized gains.................................. $    67  $   770  $ 1,750
                                                      =======  =======  =======

INVESTMENT LOSS PROVISIONS AND VALUATION RESERVES

  Pretax provisions for investment losses, principally relating to other than temporary declines in value on fixed income securities, and valuation allowances on mortgage loans were $2,448, $627 and $1,200 in 1995, 1994 and 1993, respectively.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

6.INVESTMENTS (CONTINUED)

MORTGAGE LOAN IMPAIRMENT

  A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The components of impaired loans at December 31, 1995 are as follows:

Net carrying value of impaired loans with valuation allowances......... $ 9,353
Less: valuation allowances.............................................  (1,934)
Without valuation allowances...........................................   2,228
                                                                        -------
 Total................................................................. $ 9,647
                                                                        =======

  All impaired loans were measured at the fair value of the collateral at December 31, 1995.

  Activity in the valuation allowance for all mortgage loans for the year ended December 31, 1995 is summarized as follows:

Balance at January 1.................................................... $1,179
 Additions..............................................................  1,930
 Direct write-downs..................................................... (1,157)
                                                                         ------
Balance at December 31.................................................. $1,952
                                                                         ======

  Interest income is recognized on a cash basis for impaired loans carried at the fair value of collateral, beginning at the time of impairment. For other impaired loans, interest is accrued based on the net carrying value. The Company recognized interest income of $1,398 on impaired loans during the period, of which $1,193 was received in cash. The average recorded investment in impaired loans during the period was $8,900.

INVESTMENT CONCENTRATION AND OTHER INVESTMENT INFORMATION

  The Company maintains a diversified portfolio of municipal bonds. The largest concentrations in the portfolio are presented below. Except for the following, holdings in no other state exceed 5.0% of the carrying value of the portfolio at December 31, 1995.

                                                                     1995  1994
                                                                     ----  ----
Ohio................................................................ 26.8% 26.9%
California.......................................................... 23.1  23.0
Illinois............................................................ 19.7  22.0
Maryland............................................................  7.6   9.0
Maine...............................................................  5.7   5.9
New York............................................................  5.3   6.1
Minnesota...........................................................  5.2   --

  The Company's mortgage loans are collateralized primarily by a variety of commercial real estate property types, located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse to the borrower. The three states with the largest portion of the commercial mortgage loan portfolio are as listed below. Holdings in no other state exceed 5.0% of the portfolio at December 31:

(% of commercial mortgage portfolio carrying value)

                                                                     1995  1994
                                                                     ----  ----
California.......................................................... 56.7% 58.5%
Illinois............................................................ 22.9  16.3
New York............................................................ 11.1  10.9

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

6.INVESTMENTS (CONTINUED)

  The types of properties collateralizing the mortgage loans are as follows:

(% of commercial mortgage portfolio carrying value)

                                                                   1995   1994
                                                                   -----  -----
Retail............................................................  39.5%  31.4%
Warehouse.........................................................  32.1   36.8
Office............................................................  16.0   19.3
Industrial........................................................   6.9    7.1
Apartment.........................................................   4.5    4.4
Other.............................................................   1.0    1.0
                                                                   -----  -----
                                                                   100.0% 100.0%
                                                                   =====  =====

  At December 31, 1995, fixed income securities with a carrying value of $1,988 were on deposit with regulatory authorities as required by law.

  During 1995, the Company held one fixed income security which exceeded 10% of shareholder's equity, the State of Israel Government Loan Trust, with a fair value of $83,980. This security, issued through the United States Agency for International Development, is secured by the credit of the United States government and is backed by government guaranteed loans to Israel.

7.FINANCIAL INSTRUMENTS

  In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. As a number of the Company's significant assets, including deferred acquisition costs and deferred income taxes, and liabilities, including traditional and universal life-type life insurance reserves, are not considered financial instruments, the disclosures that follow do not reflect the fair value of the Company as a whole.

FINANCIAL ASSETS

                                                           CARRYING
AT DECEMBER 31, 1995                                        VALUE    FAIR VALUE
- --------------------                                      ---------- ----------
Fixed income securities.................................. $1,424,893 $1,424,893
Mortgage loans...........................................     86,394     89,517
Short-term investments...................................      7,257      7,257
Policy loans.............................................     22,785     22,785
Accrued investment income................................     18,828     18,828
Cash.....................................................      1,472      1,472
Other financial assets...................................      7,169      7,169
Separate Accounts........................................    220,141    220,141
                                                           CARRYING
AT DECEMBER 31, 1994                                        VALUE    FAIR VALUE
- --------------------                                      ---------- ----------
Fixed income securities.................................. $1,058,377 $1,040,018
Mortgage loans...........................................     86,435     80,785
Short-term investments...................................      7,212      7,212
Policy loans.............................................     20,500     20,500
Accrued investment income................................     16,518     16,518
Cash.....................................................      1,763      1,763
Other financial assets...................................      4,763      4,763
Separate Accounts........................................    175,918    175,918

  Carrying value and fair value include the effects of derivative financial instruments where applicable.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                               ($ IN THOUSANDS)

7.FINANCIAL INSTRUMENTS (CONTINUED)

  Fair value for fixed income securities are based on quoted market prices where available. Non-quoted securities are valued based on discounted cash flows using current interest rates for similar securities. Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which loans would be made to borrowers with similar characteristics, using similar properties as collateral. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value. The fair value of policy loans is estimated at book value since the loan may be repaid at any time. Accrued investment income and other financial assets are valued at their carrying value as they are short-term in nature. Assets of the Separate Accounts are carried in the statements of financial position at fair value.

FINANCIAL LIABILITIES

  The Company had the following financial liabilities:

                                                               CARRYING   FAIR
AT DECEMBER 31, 1995                                            VALUE    VALUE
- --------------------                                           -------- --------
Contractholder funds on investment contracts.................. $366,481 $392,111
Other financial liabilities...................................    5,383    5,383
Separate Accounts.............................................  220,141  220,141
                                                               CARRYING   FAIR
AT DECEMBER 31, 1994                                            VALUE    VALUE
- --------------------                                           -------- --------
Contractholder funds on investment contracts.................. $368,780 $362,221
Other financial liabilities...................................    7,725    7,725
Separate Accounts.............................................  175,918  175,918

  The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charge. The fair value of immediate annuities and annuities without life contingencies with fixed terms are estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Other financial liabilities are generally valued at their carrying value due to their short-term nature. Separate Accounts liabilities are carried at the fair value of the underlying assets.

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company uses financial futures contracts to reduce its exposure to interest rate risk on its invested assets, as well as to improve asset/liability management. The Company does not hold or issue these instruments for trading purposes. The following table summarizes the contract or notional amount and carrying value of the Company's financial futures contracts:

                                             CONTRACT/NOTIONAL  CARRYING VALUE
AT DECEMBER 31, 1995                              AMOUNT       ASSET/(LIABILITY)
- --------------------                         ----------------- ----------------
Financial futures...........................      $22,900            $576
                                             CONTRACT/NOTIONAL  CARRYING VALUE
AT DECEMBER 31, 1994                              AMOUNT       ASSET/(LIABILITY)
- --------------------                         ----------------- ----------------
Financial futures...........................      $20,700            $(65)

  The contract or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential gain or loss on these agreements.

  Financial futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price or yield. They may be settled in cash or through delivery. As part of its asset/liability management, the Company generally utilizes futures contracts to hedge its interest rate risk related to anticipatory investment purchases. Hedges of anticipatory transactions pertain to identified transactions which are probable to occur and are generally completed within ninety days. Futures contracts have limited off-balance-sheet credit exposure as they are executed on organized exchanges and require security deposits, as well as the daily cash settlement of margins.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                               ($ IN THOUSANDS)

7.FINANCIAL INSTRUMENTS (CONTINUED)

  Market risk is the risk that future changes in market conditions may cause an instrument to become less valuable or more costly to settle. Market risk exists for the financial futures contracts that the Company currently holds. The Company mitigates this risk through established risk limits set by senior management. In addition, the change in the value of the Company's financial futures contracts are generally offset by the change in the value of certain on-balance-sheet items or anticipated transactions.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

  Commitments to extend new mortgage loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. The Company enters these agreements to commit to future loan fundings at a predetermined interest rate. Commitments generally have fixed expiration dates or other termination clauses. Commitments to extend mortgage loans, which are secured by the underlying properties, are valued based on estimates of fees charged by other institutions to make similar commitments to similar borrowers. At December 31, 1994, the Company had $3,075 in mortgage loan commitments which had a fair value of $31. No such commitments existed at December 31, 1995.

8.BENEFIT PLANS

PENSION PLANS

  Defined benefit pension plans, sponsored by Allstate, cover all domestic full-time employees and certain part-time employees. Benefits under the pension plans are based upon the employee's length of service, average annual compensation and estimated social security retirement benefits. Allstate's funding policy for the pension plans is to make annual contributions in accordance with accepted actuarial cost methods. The costs to the Company included in income were $446, $344 and $340 for the pension plans in 1995, 1994 and 1993, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  Allstate provides certain health care and life insurance benefits for retired employees. Generally, qualified employees may become eligible for these benefits if they retire in accordance with Allstate's established retirement policy and are continuously insured under Allstate's group plans or other approved plans for 10 or more years prior to retirement. Allstate shares the cost of the retiree medical benefits with retirees based on years of service, with the Company's share being subject to a 5% limit on annual medical cost inflation after retirement. Allstate's postretirement benefit plans currently are not funded. Allstate has the right to modify or terminate these plans.

PROFIT SHARING FUND

  Employees of Allstate and its domestic subsidiaries are also eligible to become members of the Savings and Profit Sharing Fund of Allstate Employees ("Allstate Plan"). Allstate contributions are based on 6% of consolidated income, as defined, with Allstate contributions limited to 70% of eligible deposits. The Allstate Plan includes an Employee Stock Ownership Plan ("Allstate ESOP") to pre-fund a portion of the Company's anticipated contribution through 2004. The Allstate Plan and the Allstate ESOP split from The Savings and Profit Sharing Fund of Sears Employees, which included a leveraged employee stock ownership plan ("Sears ESOP") feature, on June 30, 1995, the date of the Distribution. Fifty percent of the unallocated shares of the Sears ESOP and 50% of the amount of the Sears ESOP debt (payable to Sears) were transferred to the Allstate Plan. In connection with this transfer, Allstate paid Sears $327 million, an amount equal to 50% of the Sears ESOP debt. Concurrently, Allstate received a note from the Allstate ESOP for a like principal amount with interest rate and maturity identical to the debt obligation transferred from the Sears ESOP. Allstate will make contributions to the Allstate ESOP annually in the amount necessary to allow the Allstate ESOP to fund interest and principal payments.

  The Company's contribution to The Savings and Profit Sharing Fund of Allstate Employees was $141 in 1995. The costs to the Company prior to the Distribution and the split from the Savings and Profit Sharing Fund of Sears Employees were $123 and $176 in 1994 and 1993, respectively.

EARLY RETIREMENT PROGRAM

  During 1994, Allstate offered a voluntary early retirement incentive program to eligible home office employees. The Company's portion of the total cost of the program of $1,210 was charged to 1994 income.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                               ($ IN THOUSANDS)

9.STATUTORY FINANCIAL INFORMATION

  The following tables reconcile net income and shareholder's equity as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                           NET INCOME
                                                     -------------------------
YEAR ENDED DECEMBER 31,                               1995     1994     1993
- -----------------------                              -------  -------  -------
Balance per generally accepted accounting
 principles......................................... $19,522  $18,221  $13,163
 Deferred acquisition costs.........................  (5,537)  (6,849)  (2,397)
 Income taxes.......................................  (3,109)  (8,337)  (6,074)
 Non-admitted assets and statutory reserves.........  12,786    6,900   20,157
 Other postretirement and postemployment benefits...      71      105      (54)
 Other..............................................    (533)     901    1,236
                                                     -------  -------  -------
Balance per statutory accounting practices.......... $23,200  $10,941  $26,031
                                                     =======  =======  =======

                                                               SHAREHOLDER'S
                                                              EQUITY DECEMBER
                                                                    31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Balance per generally accepted accounting principles........ $250,067  $149,241
 Deferred acquisition costs.................................  (53,944)  (50,699)
 Income taxes...............................................   20,839   (17,443)
 Unrealized net capital gains (losses)...................... (114,500)   11,500
 Non-admitted assets and statutory reserves.................   43,624    31,074
 Other postretirement and postemployment benefits...........    1,058     1,036
 Other......................................................    1,153       106
                                                             --------  --------
Balance per statutory accounting practices.................. $148,297  $124,815
                                                             ========  ========

PERMITTED STATUTORY ACCOUNTING PRACTICES

  The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the New York state insurance department. Prescribed statutory accounting principles include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus or risk-based capital.

DIVIDENDS

  The ability of the Company to pay dividends is dependent, in part, on business conditions, income, cash requirements of the Company and other relevant factors and is subject to New York Insurance Regulations. Under New York Insurance Law, a notice of intention to distribute any dividend must be filed with the New York Superintendent of Insurance not less than 30 days prior to the distribution. Such proposed declaration is subject to the Superintendent's disapproval.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                            SCHEDULE IV--REINSURANCE

                                ($ IN THOUSANDS)

                                                 GROSS                  NET
YEAR ENDED DECEMBER 31, 1995                     AMOUNT     CEDED      AMOUNT
- ----------------------------                   ---------- ---------- ----------
Life insurance in force....................... $8,513,295 $  398,025 $8,115,270
                                               ========== ========== ==========
Premiums and contract charges:
 Life and annuities........................... $  146,732 $    1,246 $  145,486
 Accident and health..........................      3,731        901      2,830
                                               ---------- ---------- ----------
                                               $  150,463 $    2,147 $  148,316
                                               ========== ========== ==========
                                                 GROSS                  NET
YEAR ENDED DECEMBER 31, 1994                     AMOUNT     CEDED      AMOUNT
- ----------------------------                   ---------- ---------- ----------
Life insurance in force....................... $7,598,374 $  321,623 $7,276,751
                                               ========== ========== ==========
Premiums and contract charges:
 Life and annuities........................... $   87,562 $    1,193 $   86,369
 Accident and health..........................      3,276      1,005      2,271
                                               ---------- ---------- ----------
                                               $   90,838 $    2,198 $   88,640
                                               ========== ========== ==========
                                                 GROSS                  NET
YEAR ENDED DECEMBER 31, 1993                     AMOUNT     CEDED      AMOUNT
- ----------------------------                   ---------- ---------- ----------
Life insurance in force....................... $6,853,083 $1,746,724 $5,106,359
                                               ========== ========== ==========
Premiums and contract charges:
 Life and annuities........................... $  128,816 $    4,122 $  124,694
 Accident and health..........................      3,026        807      2,219
                                               ---------- ---------- ----------
                                               $  131,842 $    4,929 $  126,913
                                               ========== ========== ==========

                 SCHEDULE V--VALUATION AND QUALIFYING ACCOUNTS

                                ($ IN THOUSANDS)

                                      BALANCE AT CHARGED TO            BALANCE
                                      BEGINNING  COSTS AND             AT END
DESCRIPTION                           OF PERIOD   EXPENSES  DEDUCTION OF PERIOD
- -----------                           ---------- ---------- --------- ---------
Year Ended December 31, 1995
 Allowance for estimated losses on
  mortgage loans.....................   $1,179     $2,170    $1,397    $1,952
Year Ended December 31, 1994
 Allowance for estimated losses on
  mortgage loans.....................   $2,297     $  667    $1,785    $1,179
Year Ended December 31, 1993
 Allowance for estimated losses on
  mortgage loans.....................   $2,531     $1,225    $1,459    $2,297

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                              FINANCIAL STATEMENTS

                      FOR THE QUARTER ENDED JUNE 30, 1996

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                        STATEMENTS OF FINANCIAL POSITION

                                ($ IN THOUSANDS)

                                                        JUNE 30,   DECEMBER 31,
                                                          1996         1995
                                                       ----------- ------------
                                                       (UNAUDITED)
Assets
 Investments
  Fixed income securities available for sale, at fair
   value (amortized cost $1,257,814 and $1,219,418)... $1,323,712   $1,424,893
  Mortgage loans......................................     83,403       86,394
  Policy loans........................................     23,920       22,785
  Short-term..........................................     31,452        7,257
                                                       ----------   ----------
   Total investments..................................  1,462,487    1,541,329
                                                       ----------   ----------
 Deferred acquisition costs...........................     58,127       53,944
 Accrued investment income............................     19,047       18,828
 Reinsurance recoverable..............................      3,009        3,331
 Deferred income taxes................................      6,306
 Cash.................................................      1,957        1,472
 Other assets.........................................      4,212        3,924
 Separate Accounts....................................    238,347      220,141
                                                       ----------   ----------
   Total assets....................................... $1,793,492   $1,842,969
                                                       ==========   ==========
Liabilities
 Reserve for life insurance policy benefits........... $  824,929   $  838,739
 Contractholder funds.................................    509,737      499,548
 Deferred income taxes................................                  23,659
 Other liabilities and accrued expenses...............      8,957        8,950
 Net payable to affiliates............................      1,057        1,865
 Separate Accounts....................................    238,347      220,141
                                                       ----------   ----------
   Total liabilities..................................  1,583,027    1,592,902
                                                       ----------   ----------
Shareholder's equity
 Common stock, $25 par value, 80,000 shares
  authorized, issued and outstanding..................      2,000        2,000
 Additional capital paid-in...........................     45,787       45,787
 Unrealized net capital gains.........................     24,573       74,413
 Retained income......................................    138,105      127,867
                                                       ----------   ----------
   Total shareholder's equity.........................    210,465      250,067
                                                       ----------   ----------
   Total liabilities and shareholder's equity......... $1,793,492   $1,842,969
                                                       ==========   ==========

                       See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF OPERATIONS

                                ($ IN THOUSANDS)

                                             THREE MONTHS
                                                 ENDED       SIX MONTHS ENDED
                                               JUNE 30,          JUNE 30,
                                            ---------------  -----------------
                                             1996    1995      1996     1995
                                            ------- -------  -------- --------
                                              (UNAUDITED)       (UNAUDITED)
Revenues
 Premium income (net of reinsurance ceded
  of $610 and $560; $1,194 and $1,066)..... $21,813 $29,285  $ 44,916 $ 76,607
 Contract charges..........................   6,604   5,544    12,305    9,838
 Net investment income.....................  27,830  25,455    55,424   50,682
 Realized capital gains and (losses).......     420    (518)      351   (2,133)
                                            ------- -------  -------- --------
                                             56,667  59,766   112,996  134,994
                                            ------- -------  -------- --------
Costs and expenses
 Provision for policy benefits (net of
  reinsurance recoveries of $1,305 and
  $(135); $2,170 and $178).................  42,372  46,865    85,389  109,771
 Amortization of deferred acquisition
  costs....................................   1,818     813     2,965    1,760
 Operating costs and expenses..............   3,941   5,462     8,414   10,417
                                            ------- -------  -------- --------
                                             48,131  53,140    96,768  121,948
                                            ------- -------  -------- --------
Income before income taxes.................   8,536   6,626    16,228   13,046
Income tax expense.........................   3,223   2,192     5,990    4,351
                                            ------- -------  -------- --------
Net income................................. $ 5,313 $ 4,434  $ 10,238 $  8,695
                                            ======= =======  ======== ========


                       See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF CASH FLOWS

                                ($ IN THOUSANDS)

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
                                                                (UNAUDITED)
Cash flows from operating activities
 Net income.................................................. $10,238  $ 8,695
 Adjustments to reconcile net income to net cash provided by operating activities
  Realized capital (gains) and losses........................    (351)   2,133
  Depreciation, amortization and other noncash items......... (12,571) (10,647)
  Interest credited to contractholder funds..................  11,326   12,999
  Increase in reserve for policy benefits and contractholder
   funds.....................................................  38,824   67,050
  Increase in deferred policy acquisition costs..............  (3,083)  (3,265)
  Increase in accrued investment income......................    (219)    (343)
  Change in deferred income taxes............................  (3,128)  (3,298)
  Changes in other operating assets and liabilities..........      75    1,004
                                                              -------  -------
   Net cash provided by operating activities.................  41,111   74,328
                                                              -------  -------
Cash flows from investing activities
 Proceeds from sales
  Fixed income securities available for sale.................            6,097
 Investment collections
  Fixed income securities available for sale.................  38,404   14,931
  Fixed income securities held to maturity...................            2,864
  Mortgage loans.............................................   3,360    2,475
 Investment purchases
  Fixed income securities available for sale................. (65,089) (57,638)
  Fixed income securities held to maturity...................          (21,273)
  Mortgage loans.............................................           (2,895)
Change in short-term investments, net........................ (24,195) (10,639)
Change in other investments, net.............................  (1,135)    (937)
                                                              -------  -------
   Net cash used in investing activities..................... (48,655) (67,015)
                                                              -------  -------
Cash flows from financing activities
 Contractholder fund deposits................................  31,615   39,709
 Contractholder fund withdrawals............................. (23,586) (47,081)
                                                              -------  -------
   Net cash provided by (used in) financing activities.......   8,029   (7,372)
                                                              -------  -------
Net increase (decrease) in cash..............................     485      (59)
Cash at beginning of period..................................   1,472    1,763
                                                              -------  -------
Cash at end of period........................................ $ 1,957  $ 1,704
                                                              =======  =======


                       See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)
                                ($ IN THOUSANDS)

1.BASIS OF PRESENTATION

  Allstate Life Insurance Company of New York (the "Company") is wholly owned by a wholly-owned subsidiary ("Parent") of Allstate Insurance Company ("Allstate"), a wholly-owned subsidiary of The Allstate Corporation (the "Corporation").

  The statements of financial position as of June 30, 1996, the statements of operations for the three-month and six-month periods ended June 30, 1996 and 1995, and the statements of cash flows for the six-month periods then ended are unaudited. The interim financial statements reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods. The financial statements should be read in conjunction with the financial statements and notes thereto included in the Allstate Life Insurance Company of New York Annual Report on Form 10K for 1995. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

  To conform with the 1996 presentation, certain items in the prior year's financial statements have been reclassified.

                                   APPENDIX A

                            MARKET VALUE ADJUSTMENT

  The Market Value Adjustment is based on the following:

  I = the Treasury Rate for a maturity equal to the Sub-account's Guarantee
      Period for the week preceding the establishment of the Sub-account.

  N = the number of whole and partial years from the date we receive the withdrawal, or death benefit request, or from the Payout Start Date to the end of the Sub-account's Guarantee Period.

  J = the Treasury Rate for a maturity of length N for the week preceding the receipt of the withdrawal request, death benefit request, or income payment request. If a Note with a maturity of length N is not available, a weighted average will be used. If N is one year or less, J will be the 1-year Treasury Rate.

  Treasury Rate means the U.S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release H.15.

  The Market Value Adjustment factor is determined from the following formula:

    .9 X (I-J) X N

  Any transfer, withdrawal in excess of the preferred withdrawal amount, or death benefit paid from a Sub-account of the Fixed Account will be multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment.

                                  ILLUSTRATION

EXAMPLE OF MARKET VALUE ADJUSTMENT

Purchase Payment:  $10,000
Guarantee Period:  5 Years
Guaranteed
 Interest Rate:    4.35%
5 Year Treasury
 Rate at the time
 the Sub-account
 is established:   5.55%
Full Withdrawal:   End of Contract Year 3

NOTE: THIS ILLUSTRATION ASSUMES THAT PREMIUM TAXES WERE NOT APPLICABLE.

EXAMPLE 1: (ASSUMES DECLINING INTEREST RATES)

Step 1:
   Calculate Account Value at End of Contract Year 3:
     =10,000.00 X (1.0435)/3/ = $11,362.59

Step 2:
   Calculate the Preferred Withdrawal Amount:
     =10% X (10,000.00) = $1,000.00

Step 3:
   Calculate the Market Value Adjustment:
     I = 5.55%
     J = 5.05%
     N = 730 days = 2
           -----
           365 days

Market Value Adjustment Factor: .9 X (I-J) X N
     = .9 X (.0555-.0505) X 2 = .009

Market Value Adjustment = Factor X Amount Subject to Market Value Adjustment:
     = .009 X (11,362.59 - 1,000) = $93.26

Step 4:
   Calculate the Withdrawal Charge:
     = .05 X (10,000.00 - 1,000.00 + $93.26) = $454.66

Step 5:
   Calculate The Amount Received by Customers as a Result of a Full Withdrawal at the end of Contract Year 3:
     = 11,362.59 - 454.66 + 93.26 = $11,001.19

EXAMPLE 2: (ASSUMES RISING INTEREST RATES)

Step 1:
   Calculate Account Value at End of Contract Year 3:
     = 10,000.00 X (1.0435)/3/ = $11,362.59

Step 2:
   Calculate the Preferred Withdrawal Amount
     = 10% X (10,000.00) = $1,000.00

Step 3:
   Calculate the Market Value Adjustment:
     I = 5.55%
     J = 6.05%
     N = 730 days = 2
           -----
           365 days

Market Value Adjustment Factor: .9 X (I-J) X N
     = .9 X (.0555-.0605) X (2) = -.009

Market Value Adjustment = Factor X Amount Subject to Market Value Adjustment:
     = -.009 X ($11,362.59 - 1,000) = -93.26

Step 4:
   Calculate the Withdrawal Charge:
     = .05 X (10,000.00 - 1,000.00-93.26) = $445.34

Step 5:
   Calculate The Net Withdrawal Value at End of Contract Year 3:
     = 11,362.59 - 445.34 - 93.26 = $10,823.99

             STATEMENT OF ADDITIONAL INFORMATION: TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ADDITIONS, DELETIONS OR SUBSTITUTIONS OF INVESTMENTS.......................   3
REINVESTMENT...............................................................   3
THE CONTRACT...............................................................   4
 Purchase of Contracts.....................................................   4
 Performance Data..........................................................   4
 Tax-free Exchanges (1035 Exchanges, Rollovers and Transfers)..............   5
 Premium Taxes.............................................................   6
 Tax Reserves..............................................................   6
INCOME PAYMENTS............................................................   6
 Calculation of Variable Annuity Unit Values...............................   6
GENERAL MATTERS............................................................   7
 Incontestability..........................................................   7
 Settlements...............................................................   7
 Safekeeping of the Variable Account's Assets..............................   7
FEDERAL TAX MATTERS........................................................   7
 Introduction..............................................................   7
 Taxation of Allstate Life Insurance Company of New York...................   8
 Exceptions to the Non-Natural Owner Rule..................................   8
 IRS Required Distribution at Death Rules..................................   8
 Qualified Plans...........................................................   9
 Types of Qualified Plans..................................................   9
VARIABLE ACCOUNT FINANCIAL STATEMENTS......................................  11

                                   ORDER FORM

  Please send me a copy of the most recent Statement of Additional Information for the Allstate Life of New York Separate Account A.

- ----------------------    ------------------------------------------------------
        (Date)                                    (Name)


                          ------------------------------------------------------
                                             (Street Address)


                          ------------------------------------------------------
                                      (City)           (State)        (Zip
                                                                      Code)

Send to:

Allstate Life Insurance Company of New York
Post Office Box 9075
Farmingville, New York 11738-9075

Attention: VA Customer Service Unit

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.
          --------------------------------------------

          Pursuant to Item 511 of Regulation S-K, the Registrant hereby represents that the following expenses totaling $31,324.14 will be incurred or are anticipated to be incurred in connection with the issuance and distribution of the securities to be registered: registration fees - $1724.14; cost of printing and engraving - $9,000.00 (approximate); legal fees - $4,000.00 (approximate); accounting fees - 6,500.00 (approximate) and collating and mailing fees - $10,000.00 (approximate).

ITEM 14.  Indemnification of Directors and Officers.
          ------------------------------------------

          The By-Laws of Allstate Life Insurance Company of New York ("Registrant") which are incorporated herein by reference as Exhibit
          (3), provide that Registrant will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Registrant. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application.

ITEM 15.  Recent Sales of Unregistered Securities.
          ----------------------------------------

          Not applicable.

ITEM 16.  Exhibits and Financial Statement Schedules.
          -------------------------------------------

     Exhibit No.           Description
     -----------           -----------

             (1)           Form of Underwriting Agreement*
             (2)           None
             (3)(i)        Certificate of Incorporation*
                (ii)       By-Laws*
             (4)           Allstate Life Insurance Company of New York
                           Flexible Premium Deferred Variable Annuity Contract*
             (5)           Opinion of General Counsel re:  Legality
             (6)           None
             (7)           None
             (8)           None
             (9)           None
             (10)          None
             (11)          None
             (12)          None
             (13)          None
             (14)          None
             (15)          None
             (16)          None
             (21)          None
             (23)(i)       Consent of Independent Public Accountants
                 (ii)      Consent of Attorneys
             (24)          Powers of Attorney
             (25)          None
             (26)          None
             (27)          Financial Data Schedule
             (28)          None

* Filed contemporaneously herewith in Registrant's N-4 Registration Statement (33-65381).

ITEM 17.  Undertakings.
          -------------

          The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit ore proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, (the "Act"), the registrant, Allstate Life Insurance Company of New York, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the Township of Northfield, State of Illinois, on the 20th day of September, 1996.

                 ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK


(SEAL)
Attest       /s/ BRENDA D. SNEED         By: /s/ MICHAEL J. VELOTTA
             ------------------------        -----------------------------
             Brenda D. Sneed                 Michael J. Velotta
             Assistant Secretary             Vice President, Secretary and
                                                   General Counsel



     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following Directors and Officers of Allstate Life Insurance Company of New York on this 20th day of September, 1996.


*/LOUIS G. LOWER, II          Chairman of the Board and President
- --------------------          (Principal Executive Officer)
  Louis G. Lower, II

/s/ MICHAEL J. VELOTTA        Director, Vice President, Secretary and
- ----------------------        General Counsel
    Michael J. Velotta

*/SHARMAINE M. MILLER         Director and Chief Administrative Officer
- ---------------------
  Sharmaine M. Miller

*/PETER H. HECKMAN            Vice President
- ------------------
  Peter H. Heckman

*/KAREN C. GARDNER            Vice President
- ------------------
  Karen C. Gardner

*/THOMAS A. MCAVITY, JR.      Vice President
- -----------------------
 Thomas A. McAvity, Jr.

*/TIMOTHY H. PLOHG
- ------------------            Director and Vice President
  Timothy H. Plohg

*/KEVIN R. SLAWIN             Director and Vice President
- -----------------
  Kevin R. Slawin

*/MARCIA D. ALAZRAKI          Director
- --------------------
  Marcia D. Alazraki

*/JOSEPH F. CARLINO           Director
- -------------------
  Joseph F. Carlino

*/CLEVELAND JOHNSON, JR.      Director
- ------------------------
  Cleveland Johnson, Jr.

*/PHILLIP E. LAWSON           Director
- -------------------
  Phillip E. Lawson

*/GERARD F. McDERMOTT         Director
- ---------------------
  Gerard F. McDermott

*/JOSEPH P. McFADDEN          Director
- --------------------
  Joseph P. McFadden

*/JOHN R. RABEN, JR.          Director
- --------------------
  John R. Raben, Jr.

*/SALLY A. SLACKE             Director
- -----------------
  Sally A. Slacke

*/THEODORE A. SCHNELL         Director
- ----------------------
  Theodore A. Schnell

*/JAMES P. ZILS               Treasurer
- ---------------
  James P. Zils

*/CASEY J. SYLLA              Chief Investment Officer
- ----------------
  Casey J. Sylla

*/BARRY S. PAUL               Assistant Vice President and Controller
- ---------------
  Barry S. Paul

*/ By Michael J. Velotta, pursuant to Power of Attorney

                               INDEX TO EXHIBITS

The following exhibits are filed herewith:

(1)               Underwriting Agreement*
(2)               None
(3)(i)            Certificate of Incorporation*
  (ii)            By-Laws*
(4)               Allstate Life Insurance Company of New York
                  Flexible Premium Deferred Variable Annuity Contract*
(5)               Opinion of General Counsel re: Legality
(6)               None
(7)               None
(8)               None
(9)               None
(10)              None
(11)              None
(12)              None
(13)              None
(14)              None
(15)              None
(16)              None
(21)              None
(22)              None
(23)(i)           Consent of Independent Certified Public Accountants
   (ii)           Consent of Attorneys
(24)              Powers of Attorney
(25)              None
(26)              None
(27)              Financial Date Schedule
(28)              None

* Filed contemporaneously herewith in Registrant's N-4 Registration Statement (33-65381).